Exhibit 10.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

AT UMBRELLA LLC

[__________], 2025

i

ii

SCHEDULE A	Member Schedule
ANNEX A	LTIP Units

iii

AT UMBRELLA LLC

LIMITED LIABILITY COMPANY AGREEMENT

LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) OF AT Umbrella LLC, a Delaware limited liability company (the “Company”), dated as of [____] by and among the Company, Andersen Group Inc., a Delaware corporation (“Pubco”), and the other Persons listed on the signature pages hereto.

RECITALS

WHEREAS, the Company has been heretofore formed as a limited liability company under the Delaware Act (as defined below) pursuant to a certificate of formation which was executed and filed with the Secretary of State of the State of Delaware on August 6, 2025;

WHEREAS, in connection with the IPO, the Company was and is a party to a series of reorganization transactions with Pubco and various other parties pursuant to which, among other matters, (i) Pubco will be admitted as the Managing Member of the Company, (ii) the Company will issue Class X Umbrella Units to Andersen Aggregator LLC, a Delaware limited liability company (“Aggregator”), (iii) the Company will accept a contribution of interests in Andersen Tax Holdings LLC, a Delaware limited liability company (“Andersen Tax Holdings LLC”), from Aggregator, resulting in the Company directly owning one hundred percent (100%) of the issued and outstanding equity interests in Andersen Tax Holdings LLC, (iv) the Company will issue LTIP Units to Aggregator in connection with the issuance of Aggregator LTIP Units by Aggregator, and (v) the Company will issue Class X Umbrella Units to Pubco concurrent with a contribution of the net proceeds received by Pubco from the issuance of Class A Common Stock (as defined below) in the IPO; and

WHEREAS, the parties listed on the signature pages hereto and listed on Schedule A (as defined below) represent all of the holders of limited liability company interests in the Company (the “Members”) as of the Effective Time.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and other good and valuable consideration, the Members hereby agree as follows:

ARTICLE I

DEFINITIONS AND USAGE

Section 1.01. Definitions.

(a) The following terms shall have the following meanings for the purposes of this Agreement:

“Additional Member” means any Person admitted as a Member of the Company pursuant to Section 3.02 in connection with the new issuance of Units to such Person.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i) Credit to such Capital Account any amounts that such Member is deemed to be obligated to restore pursuant to the penultimate sentences in Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) Debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b) (2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that no Member nor any Affiliate of any Member shall be deemed to be an Affiliate of any other Member or any of its Affiliates solely by virtue of such Members’ Units.

“Aggregator” means Andersen Aggregator LLC, a Delaware limited liability company (or any successor in interest thereto designated as such by Andersen Aggregator LLC in a notice to the Company) formed as a special purpose investment vehicle through which employees, consultants or services providers of the Company or its Subsidiaries will indirectly hold Units.

“Aggregator LLCA” means the Amended and Restated Limited Liability Company Agreement of Aggregator, as may be amended from time to time, by and among Aggregator and the other Persons signatory thereto.

“Aggregator LTIP Unit” means an Aggregator LTIP Unit as defined in the Aggregator LLCA.

“Aggregator Member” means any holder of Equity Securities in Aggregator.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or its assets, as amended unless expressly specified otherwise.

“Business” means any current or actively planned business of the Company or any of its Affiliates.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Capital Account” means the capital account established and maintained for each Member pursuant to Section 5.02.

“Capital Account Notes” means those certain Promissory Notes by and between the Company and Aggregator with payments corresponding to obligations under certain Promissory Notes by and between Aggregator and certain of its Members, with terms of one (1), two (2), three (3), four (4), five (5), six (6), and seven (7) years, respectively.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Carrying Value of any Property (other than money) contributed to the Company.

“Carrying Value” means with respect to any Property (other than money), such Property’s adjusted basis for U.S. federal income tax purposes, except as follows:

(i) The initial Carrying Value of any such Property contributed by a Member to the Company shall be the gross fair market value of such Property, as reasonably determined by the Managing Member;

(ii) The Carrying Values of all such Properties shall be adjusted to equal their respective gross fair market values (taking Section 7701(g) of the Code into account), as reasonably determined by the Managing Member, at the time of any Revaluation pursuant to Section 5.02(c);

(iii) The Carrying Value of such Property distributed to any Member shall be adjusted to equal the gross fair market value (taking Section 7701(g) of the Code into account) of such Property on the date of distribution as reasonably determined by the Managing Member; and

(iv) The Carrying Values of such Properties shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Properties pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Net Income” and “Net Loss” or Section 5.04(b)(iv); provided, however, that Carrying Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv). If the Carrying Value of such Property has been determined or adjusted pursuant to subparagraph (i), (ii) or (iv), such Carrying Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Property, for purposes of computing Net Income and Net Loss.

“Catch-Up Unit” means an LTIP Unit designated as a “Catch-Up Unit” on the Member Schedule or in the applicable Vesting Agreement or other agreement between the holder of such LTIP Unit and the Company and/or Aggregator with respect to the issuance of such LTIP Unit.

“Class A Common Stock” means Class A common stock, $0.0001 par value per share, of Pubco.

“Class B Common Stock” means Class B common stock, $0.0001 par value per share, of Pubco.

“Class H Notes” means those certain Promissory Notes issued by the Company to Aggregator with payments corresponding to obligations under the Class H Aggregator Units (as defined in the Aggregator LLCA), with terms of four (4), five (5), six (6), seven (7), and eight (8) years, respectively.

“Class X Aggregator Unit” means a Class X Aggregator Unit as defined in the Aggregator LLCA.

“Class X Member” means any Member holding Class X Umbrella Units and/or LTIP Units; provided that, for the avoidance of doubt, if a Member holds Class X Umbrella Units and/or LTIP Units and holds another Economic Interest in the Company (e.g., a Capital Account Note or Class H Note), then such Member shall be deemed a Class X Member solely in respect of its Class X Umbrella Units and/or LTIP Units.

“Class X Umbrella Unit” means the Units of the Company designated as the “Class X Umbrella Units” herein and having the rights, powers and duties pertaining thereto as are set forth in this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company Minimum Gain” means “partnership minimum gain,” as defined in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Company Notes” means all of the Capital Account Notes and the Class H Notes. The Company Notes are hereby incorporated as, and shall be treated as, part of this Agreement, as described in Section 761(c) of the Code and Treasury Regulations Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c).

“Covered Person” means (i) each Member, (ii) each officer, director, stockholder, member, partner, employee, representative, agent or trustee of a Member (other than Pubco) or an Affiliate thereof, in all cases in such capacity, and (iii) each officer, director, stockholder (other than any public stockholder of Pubco that is not a Member), member, partner, employee, representative, agent or trustee of the Managing Member, Pubco (in the event Pubco is not the Managing Member), the Company or an Affiliate controlled thereby, in all cases in such capacity.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as amended from time to time.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Carrying Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Carrying Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the Managing Member.

“Effective Time” means a time that is substantially concurrent with, but immediately prior to, the closing of the IPO.

“Equity Securities” means, with respect to any Person, any (i) membership interests or shares of capital stock, (ii) equity, ownership, voting, profit or participation interests, other than the Company Notes, or (iii) similar rights or securities in such Person or any of its Subsidiaries, or any rights or securities convertible into or exchangeable for, options or other rights to acquire from such Person or any of its Subsidiaries, or obligation on the part of such Person or any of its Subsidiaries to issue, any of the foregoing.

“Fiscal Year” means the Company’s fiscal year, which shall initially be the calendar year and which may be changed from time to time as determined by the Managing Member if permitted by the Code and the applicable Treasury Regulations.

“Governmental Authority” means any transnational, domestic or non-U.S. federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hurdle Amount” has the meaning set forth in Section 2 of Annex A hereto.

“Indebtedness” means (i) all indebtedness for borrowed money (including capitalized lease obligations, sale-leaseback transactions or other similar transactions, however evidenced), (ii) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (iii) notes payable and (iv) lines of credit and any other agreements relating to the borrowing of money or extension of credit.

“Involuntary Transfer” means any Transfer of Units by a Member resulting from (i) any seizure under levy of attachment or execution, (ii) any bankruptcy (whether voluntary or involuntary), (iii) any Transfer to a state or to a public officer or agency pursuant to any statute pertaining to escheat or abandoned property, (iv) any divorce or separation agreement or a final decree of a court in a divorce action or (v) death or permanent disability.

“IPO” means the initial underwritten public offering of Pubco.

“Liens” means any pledge, encumbrance, security interest, purchase option, conditional sale agreement, call or similar right.

“LTIP Unit” means the Units of the Company issued to Aggregator (or such other Person as the Managing Member may designate) and designated as an “LTIP Unit,” having the rights, powers, privileges, restrictions, qualifications and limitations set forth in Annex A hereto, in this Agreement, or other documentation pursuant to which such LTIP Unit is granted or issued.

“Managing Member” means (i) Pubco so long as Pubco has not withdrawn as the Managing Member pursuant to Section 7.02 and (ii) any successor thereof appointed as Managing Member in accordance with Section 7.02.

“Member” means any Person named as a Member of the Company on the Member Schedule and the books and records of the Company, as the same may be amended from time to time to reflect any Person admitted as an Additional Member or a Substitute Member, for so long as such Person continues to be a Member of the Company.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount with respect to each “partner nonrecourse debt” (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Company Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(i) Any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” and “Net Loss” shall be added to such taxable income or loss;

(ii) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a) (2)(B) of the Code expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income and Net Loss pursuant to this definition of “Net Income” and “Net Loss,” shall be treated as deductible items;

(iii) In the event the Carrying Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of “Carrying Value,” the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Carrying Value of the asset) or an item of loss (if the adjustment decreases the Carrying Value of the asset) from the disposition of such asset and shall be taken into account, immediately prior to the event giving rise to such adjustment, for purposes of computing Net Income and/or Net Loss;

(iv) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Carrying Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Carrying Value;

(v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

(vi) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(vii) Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 5.04(b), Section 5.04(c), and Section 5.04(d) shall not be taken into account in computing Net Income and Net Loss.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 5.04(b), Section 5.04(c), and Section 5.04(d) shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

“New Class X Umbrella Units” means, with respect to any Exchanged LTIP Units, a number of Class X Umbrella Units equal to the quotient of (i) the amount to which the holder of such Exchanged LTIP Units would be entitled to receive if an amount equal to the fair market value of the Company as of the date of the Exchange (as reasonably determined by the Managing Member) were distributed in cash to the Members in accordance with Section 12.02 (taking into account the relevant Hurdle Amount and any adjustments required to be made to distributions on account of Catch-Up Units pursuant to Section 12.02), divided by (ii) the Per Class X Umbrella Unit Equity Value on the date of the Exchange; provided, such quotient will be rounded down to the nearest whole number of Class X Umbrella Units.

“Non-Pubco Member” means any Member that is not a Pubco Member.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Other Agreements” means the Tax Receivable Agreement.

“Paired Interest” means each Unit, share of stock, or other Equity Security that are redeemable for one or more other Units, shares of stock, or other Equity Security, which shall include those certain Class X Umbrella Units owned, directly or indirectly, by Aggregator and those certain Class B Common Stock shares which are together redeemable in a one-to-one ratio for Class A Common Stock, and such shares of Class A Common Stock.

“Per Class X Umbrella Unit Equity Value” means, as of any particular time, the amount to which a Class X Umbrella Unit held by Pubco would be entitled in respect of such Class X Umbrella Unit if an amount equal to the fair market value of the Company as of such time (as reasonably determined by the Managing Member) were distributed to the Members in accordance with Section 12.02.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended, together with any final or temporary Treasury Regulations, Revenue Rulings, and case law interpreting Sections 6221 through 6241 of the Code, as amended (and any analogous provision of state or local tax law).

“Percentage Interest” means, with respect to any Member, a fractional amount, expressed as a percentage: (i) the numerator of which is the aggregate number of Class X Umbrella Units and LTIP Units owned of record thereby and (ii) the denominator of which is the aggregate number of Class X Umbrella Units and LTIP Units issued and outstanding. The sum of the outstanding Percentage Interests of all Members shall at all times equal one hundred percent (100%).

“Permitted Exchange” means an Exchange of Class X Umbrella Units or LTIP Units by an Exchanging Member except as otherwise prohibited or restricted by (i) this Agreement, (ii) any underwriter lock-up agreement applicable to such Exchanging Member, or (iii) any admissions agreement, purchase agreement, or other applicable agreement by and between the Exchanging Member and the Company, Pubco, or Aggregator.

“Permitted Participant Transferee” means a holder of Equity Securities in Aggregator where (i) such holder has delivered written notice to Aggregator exercising their right to participate in a Pubco Offer (as defined below), (ii) Aggregator has delivered written notice to the Company indicating its intent to facilitate such participation by the transfer of all or a portion of Aggregator’s Units to such holder, and (iii) such holder has delivered a notice to the Company with the information required for a notice pursuant to Section 10.04(a) regarding such Pubco Offer, which notice shall, unless mutually agreed by such holder, Aggregator and the Managing Member, be effective as notice of exchange of a Member delivered on the date first received by the Company in connection with the Pubco Offer. For the avoidance of doubt, such notices shall be contingent upon such Pubco Offer and not be effective if such Pubco Offer is not consummated.

“Permitted Redeeming Transferee” means a holder of Equity Securities in Aggregator where (i) such holder has delivered written notice to Aggregator exercising their right to receive Class X Umbrella Units from Aggregator (the “Exchange Notice”), (ii) such holder has delivered a copy to the Company of the Exchange Notice which notice shall, unless mutually agreed by such holder, Aggregator and the Managing Member, be effective as a Redemption Notice of a Member delivered on the date first received by the Company in connection with the aforementioned redemption by such holder of the transferred Units, and (iii) Aggregator intends to transfer one or more of Aggregator’s Class X Umbrella Units to such holder.

“Permitted Transferee” means, other than with respect to Pubco, (i) any Member, (ii) any Permitted Redeeming Transferee (who will, for the avoidance of doubt, become a member following such Transfer), and (iii) (a) in the case of any Member that is not a natural person, any Person that is an Affiliate of such Member or, solely in regards to Aggregator, its beneficial owners, and (b) in the case of any Member that is a natural person, (1) any Person to whom Class X Umbrella Units are Transferred from such Member (x) by will or the laws of descent and distribution or (y) by gift without consideration of any kind; provided that, in the case of clause (y), such transferee is the spouse, the lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of such Member, (2) a trust, family-partnership or estate-planning vehicle that is for the exclusive benefit of such Member or its Permitted Transferees under (1) above or (3) any institution qualified as tax-exempt under Section 501(c)(3) of the Code.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, estate, joint venture, governmental authority or other entity.

“Prime Rate” means the rate of interest from time to time identified by JP Morgan Chase, N.A. as being its “prime” or “reference” rate.

“Profits Interest” means an interest in the Company that is classified as a partnership profits interest within the meaning of Internal Revenue Service Revenue Procedures 93-27 and 2001-43 (or the corresponding requirements of any subsequent guidance promulgated by the Internal Revenue Service or other Applicable Law).

“Property” means an interest of any kind in any real, personal or intellectual (or mixed) property, including cash, and any improvements thereto, and shall include both tangible and intangible property.

“Pubco Common Stock” means all classes and series of common stock of Pubco, including the Class A Common Stock and Class B Common Stock.

“Pubco Member” means (i) Pubco and (ii) any Subsidiary of Pubco (other than the Company and its Subsidiaries) that is or becomes a Member.

“Qualifying Offering” means any public or private offering of shares of Class A Common Stock by Pubco following the date hereof.

“Redeemed Units Equivalent” means the product of (i) the number of Redeemed Units, multiplied by (ii) the applicable Unit Redemption Price.

“Relative Percentage Interest” means, with respect to any Member relative to another Member or Members, a fractional amount, expressed as a percentage, the numerator of which is the Percentage Interest of such Member; and the denominator of which is the sum of (x) the Percentage Interest of such Member plus (y) the aggregate Percentage Interest of such other Member or Members. The calculation by the Managing Member shall be final and binding absent manifest error.

“Restricted Person” means (i) each Non-Pubco Member, and (ii) in the case of a Non-Pubco Member that is an entity, each direct or indirect owner of Equity Securities of such Non-Pubco Member that agrees (by executing a joinder to this Agreement or other agreement with the Company or Pubco) to be a Restricted Person hereunder.

“Restricted Unit” means any Unit that is subject to vesting or that is designated as a Restricted Unit by an agreement under which such Unit was issued, including in the Annexes to this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Specified Income Tax Payment” means an amount computed for any relevant period, as of the last day thereof, that is paid by Aggregator to a state of the United States, a political subdivision of any such state or the District of Columbia (each, a “Domestic Jurisdiction”) to satisfy its liability for income taxes imposed by such Domestic Jurisdiction on Aggregator, where the amount of such tax imposed on Aggregator is measured in whole or in part by reference to the tax elections made by one or more of the Aggregator Members, the residency of one or more of the Aggregator Members or other tax characteristics or tax status of one or more of the Aggregator Members (for the avoidance of doubt, a state or local income tax that is based on income sourcing rules that look to the location of where the services are provided, including services of Aggregator Members, shall not solely by reason of such sourcing rule be treated hereunder as a tax that is measured by reference to the residency, tax elections or other tax characteristics or tax status of the Members or assignees). For the avoidance of doubt, any payments made pursuant to Cal. Rev. & Tax. Cd. Section 19900; N.Y. Tax Law Section 861 or Mass. Gen. Laws, Chapter 63D, each as may be amended from time to time, will be treated as Specified Income Tax Payments.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of Equity Securities or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Substitute Member” means any Person admitted as a Member of the Company pursuant to Section 3.02 in connection with the Transfer of then-existing Units to such Person.

“Tax Distribution” means a distribution made by the Company pursuant to Section 5.03(e)(i).

“Tax Distribution Amount” means, with respect to any Member with respect to any Fiscal Year (or portion thereof) ending after the Effective Time, an amount equal to the product of (i) the Tax Rate multiplied by (ii) the estimated or actual net taxable income or gain of the Company, as determined for U.S. federal income tax purposes, allocated to such Member for such Fiscal Year (or portion thereof), as determined by the Managing Member; provided that for purposes of this determination, the first Fiscal Year ending after the Effective Time shall be deemed to have commenced on the day during which the Effective Time occurs. The Tax Distribution Amounts of the Members shall be determined without taking into account the effects of Section 743(b) of the Code. The Tax Distribution Amount (i) with respect to Pubco for a fiscal year shall in no event be less than an amount that will enable Pubco to meet both its tax obligations and Pubco’s obligations pursuant to the Tax Receivable Agreement for the relevant fiscal year and (ii) with respect to each Economic Interest held by Aggregator, shall in no event be less than an amount necessary to enable Aggregator to make any Specified Income Tax Payments for the relevant fiscal year with respect to each such Economic Interest, unless, in each case, determined otherwise by the Managing Member. Furthermore, with the consent of Aggregator (not to be unreasonably withheld, conditioned or delayed), the Managing Member may reduce the Tax Distribution Amounts of the Members; provided that any reduction of the Tax Distribution Amounts of the Members attributable to the Class X Umbrella Units held by such Members in respect of a fiscal year are made pro rata in accordance with the Members’ respective Percentage Interests (determined solely in respect of Class X Umbrella Units and the Tax Distribution Amounts attributable thereto).

“Tax Rate” means the highest marginal tax rate for an individual or corporation resident in any state of the United States which has the highest individual income or corporate income tax rates (but, for the avoidance of doubt, taking into account the extent to which such individual or corporation is subject to state or local income tax in other jurisdictions in respect of the net taxable income of the Company allocated to such individual or corporation, as determined by the Managing Member in good faith) applicable to ordinary income, qualified dividend income or capital gains, as appropriate, taking into account the holding period of any assets disposed of and the year in which the taxable net income is recognized by the Company, which Tax Rate shall be the same for all Members for any year.

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of the date hereof, as may be amended from time to time, by and among Pubco, the Company and each of the TRA Parties (as defined in the Tax Receivable Agreement) thereto.

“Trading Day” means a day on which the principal U.S. securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” means any sale, assignment, transfer, exchange, gift, bequest, pledge, hypothecation or other disposition or encumbrance, direct or indirect, in whole or in part, by operation of law or otherwise, and shall include all matters deemed to constitute a Transfer under Article VIII. The terms “Transferred”, “Transferring”, “Transferor”, “Transferee” and “Transferable” have meanings correlative to the foregoing.

“Treasury Regulations” mean the regulations promulgated under the Code, as amended from time to time.

“Unit Redemption Price” means the arithmetic average of the volume weighted average prices for a share of Class A Common Stock on the principal U.S. securities exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported by The Wall Street Journal or its successor, for each of the three (3) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the date of Redemption (or the date of the Call Notice, as applicable), subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. If the Class A Common Stock no longer trades on a securities exchange or automated or electronic quotation system, then the Unit Redemption Price shall be determined in good faith by a committee of the board of directors of Pubco composed of a majority of the directors of Pubco that do not have an interest in the Class X Umbrella Units being redeemed.

“Units” means Class X Umbrella Units, LTIP Units or any other class of limited liability interests in the Company designated by the Company after the date hereof in accordance with this Agreement; provided that any type, class or series of Units shall have the designations, preferences and/or special rights set forth or referenced in this Agreement, and the membership interests of the Company represented by such type, class or series of Units shall be determined in accordance with such designations, preferences and/or special rights.

“Vesting Agreement” has the meaning set forth in Section 3 of Annex A.

(b) Each of the following terms is defined in the Section set forth opposite such term:

100 Partner Safe Harbor	Section 8.01(c)
AAA	Section 14.01(a)
Aggregator Member Action	Section 4.03(a)
Aggregator Member Interests	Section 4.03(a)
Aggregator Paired Interest	Section 4.03(a)v
Agreement	Preamble
Arbitration Notice Date	Section 14.01(b)
Call Member	Section 9.02(a)
Call Notice	Section 9.02(a)
Call Units	Section 9.02(a)
Cash Settlement	Section 10.01(d)
Company	Preamble
Company Parties	Section 9.01(a)
Company Representative	Section 6.01(a)
Confidential Information	Section 13.10(b)
Contribution Notice	Section 10.01(d)
Controlled Entities	Section 11.02(e)
Direct Exchange	Section 10.03(a)
Discount	Section 13.01
Disposition Transaction	Section 5.06(e)
Dissolution Event	Section 12.01(c)
Economic Pubco Security	Section 4.01(a)
Exchange	Section 10.01(a)
Exchange Election Notice	Section 10.03(b)
Exchanged LTIP Units	Section 10.08(a)
Economic Interest	Section 5.02
Expenses	Section 11.02(e)
e-mail	Section 13.03
GAAP	Section 3.03(b)
Indemnitee-Related Entities	Section 11.02(e)(i)
Jointly Indemnifiable Claims	Section 11.02(e)(ii)
LTIP Exchange	Section 10.08(a)
LTIP Exchange Date	Section 10.08(a)
LTIP Exchange Notice	Section 10.08(a)
LTIP Exchange Right	Section 10.08(a)
LTIP Exchanging Member	Section 10.08(a)
Member Parties	Section 13.10(a)
Member Schedule	Section 3.01(b)

Members	Recitals
Non-Foreign Person Certificate	Section 5.06(e)
Officers	Section 7.05(a)
Permitted Transfers	Section 8.02
Prospective Participants	Section 10.04(a)
Proposed Regulations	Section 6.04
Pubco	Preamble
Pubco Certificate of Incorporation	Section 8.02
Pubco Offer	Section 10.04(a)
Redeemed Units	Section 10.01(b)(i)
Redeeming Member	Section 10.01(b)
Redemption	Section 10.01(a)
Redemption Date	Section 10.01(b)(ii)
Redemption Notice	Section 10.01(b)
Redemption Right	Section 10.01(a)
Regulatory Allocations	Section 5.04(c)
Retraction Notice	Section 10.01(b)(iii)
Revaluation	Section 5.02(c)
Seller Member	Section 5.06(e)
Share Settlement	Section 10.01(d)
Specified Exchange Date	Section 10.09(c)(i)
Transferor Member	Section 5.02(b)
Withholding Advances	Section 5.06(b)

Section 1.02. Other Definitional and Interpretive Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Annexes, Sections and Schedules are to Articles, Annexes, Sections and Schedules of this Agreement unless otherwise specified. All Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Annex or Schedule and not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. As used in this Agreement, all references to “majority in interest” or some other percentage or fraction in interest, and phrases of similar import shall be deemed to refer to such percentage or fraction of interest based on the Relative Percentage Interests of the Members subject to such determination. Unless otherwise expressly provided herein, when any approval, consent or other matter requires any action or approval of any group of Members, including any holders of any class of Units, such approval, consent or other matter shall require the approval of a majority in interest of such group of Members. Except to the extent otherwise expressly provided herein, all references to any Member shall be deemed to refer solely to such Person in its capacity as such Member and not in any other capacity.

ARTICLE II

THE COMPANY

Section 2.01. Formation. The Company was formed upon the filing of the certificate of formation of the Company with the Secretary of State of the State of Delaware on August 6, 2025. The authorized officer or representative, as an “authorized person” within the meaning of the Delaware Act, shall file and record any amendments and/or restatements to the certificate of formation of the Company and such other certificates and documents (and any amendments or restatements thereof) as may be required under the laws of the State of Delaware and of any other jurisdiction in which the Company may conduct business. The authorized officer or representative shall, on request, provide any Member with copies of each such document as filed and recorded. The Members hereby agree that the Company and its Subsidiaries shall be governed by the terms and conditions of this Agreement and, except as provided herein, the Delaware Act.

Section 2.02. Name. The name of the Company shall be AT Umbrella LLC; provided that the Managing Member may change the name of the Company to such other name as the Managing Member shall determine, and shall have the authority to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Applicable Law or as, in the reasonable judgment of the Managing Member, may be necessary or advisable to effect such change.

Section 2.03. Term. The Company shall have perpetual existence unless sooner dissolved and its affairs wound up as provided in Article XII.

Section 2.04. Registered Agent and Registered Office. The name of the registered agent of the Company for service of process on the Company in the State of Delaware shall be Corporation Service Company, and the address of such registered agent and the address of the registered office of the Company in the State of Delaware shall be Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. Such office and such agent may be changed to such place within the State of Delaware and any successor registered agent, respectively, as may be determined from time to time by the Managing Member in accordance with the Delaware Act.

Section 2.05. Purposes. The Company has been formed for the object and purpose of engaging, and the nature of the business to be conducted and promoted by the Company is to initially engage, in the Business and to carry on any other lawful business act or activities for which limited liability companies may be organized under the Delaware Act.

Section 2.06. Powers of the Company. The Company shall have the power and authority to take any and all actions necessary, appropriate or advisable to or for the furtherance of the purposes set forth in Section 2.05.

Section 2.07. Partnership Tax Status. The Members intend that the Company shall be treated as a partnership for U.S. federal, state and local income tax purposes to the extent such treatment is available, and agree to take (or refrain from taking) such actions as may be necessary to receive and maintain such treatment and refrain from taking any actions inconsistent thereof.

Section 2.08. Regulation of Internal Affairs. The internal affairs of the Company and the conduct of its business shall be regulated by this Agreement, and to the extent not provided for herein, shall be determined by the Managing Member.

Section 2.09. Ownership of Property. Legal title to all Property, conveyed to, or held by the Company or its Subsidiaries shall reside in the Company or its Subsidiaries and shall be conveyed only in the name of the Company or its Subsidiaries and no Member or any other Person, individually, shall have any ownership of such Property.

Section 2.10. Subsidiaries. The Company shall cause the business and affairs of each of the Subsidiaries to be managed by the Managing Member in accordance with and in a manner consistent with this Agreement.

Section 2.11. Qualification in Other Jurisdictions. The Managing Member shall execute, deliver and file certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in the jurisdictions in which the Company may wish to conduct business. In those jurisdictions in which the Company may wish to conduct business in which qualification or registration under assumed or fictitious names is required or desirable, the Managing Member shall cause the Company to be so qualified or registered in compliance with Applicable Law.

ARTICLE III

UNITS; MEMBERS; BOOKS AND RECORDS; REPORTS

Section 3.01. Units; Admission of Members.

(a) Each Member’s interest in the Company, including such Member’s interest, if any, in the capital, income, gain, loss, deduction and expense of the Company and the right to vote, if any, on certain Company matters as provided in this Agreement, shall be represented by Units. The ownership by a Member of Units shall entitle such Member to allocations of profits and losses and other items and distributions of cash and other property as is set forth in Article V. Units shall be issued in non-certificated form.

(b) The Company shall maintain a schedule setting forth the names and the number of Units and any other Economic Interests owned by each Member (the “Member Schedule”), which shall be maintained by the Managing Member on behalf of the Company in accordance with this Agreement. Notwithstanding anything to the contrary contained herein or in the Delaware Act, neither the Managing Member nor the Company shall be required to disclose an unredacted Member Schedule to any Non-Pubco Member, or any other information showing the identity of the other Non-Pubco Members or the number of Units or shares of any class of Pubco Common Stock owned by another Non-Pubco Member. For each Non-Pubco Member, the Company shall provide such Member, upon request, a redacted copy of the Member Schedule revealing only such Member’s Units, the total issued and outstanding Units, and such Member’s Percentage Interest. When any Units or other Equity Securities of the Company are issued, repurchased, redeemed, converted or Transferred in accordance with this Agreement, the Member Schedule shall be amended by the Managing Member to reflect such issuance, repurchase, redemption or Transfer, the admission of additional or substitute Members and the resulting Percentage Interest of each Member. Following the date hereof, no Person shall be admitted as a Member and no additional Units shall be issued except as expressly provided herein.

(c) The Managing Member may cause the Company to authorize and issue from time to time such other Units or other Equity Securities of any type, class or series, including an unlimited number of Class X Umbrella Units and an unlimited number of LTIP Units, in both cases subject to the limitations herein, and having the designations, preferences and/or special rights as may be determined by the Managing Member. Such Units or other Equity Securities may be issued pursuant to such agreements as the Managing Member shall approve, including with respect to Persons employed by or otherwise performing services for the Company or any of its Subsidiaries, other equity compensation agreements, options, warrants, or other comparable instruments. When any such other Units or other Equity Securities are authorized and issued, the Member Schedule and this Agreement shall be amended by the Managing Member to reflect such additional issuances and resulting dilution, which shall be borne by all Members in proportion to their respective Percentage Interests.

Section 3.02. Substitute Members and Additional Members.

(a) No Transferee of any Units or Person to whom any Units are issued pursuant to this Agreement shall be admitted as a Member hereunder or acquire any rights hereunder, including any voting rights or the right to receive distributions and allocations in respect of the Transferred or issued Units, as applicable, unless (i) such Units are Transferred (with respect to a Substitute Member) or issued (with respect to an Additional Member) in compliance with the provisions of this Agreement, (ii) such Transferee or recipient shall have executed and delivered to the Company such instruments as the Managing Member deems necessary or desirable, in its reasonable discretion, to effectuate the admission of such Transferee or recipient as a Member and to confirm the agreement of such Transferee or recipient to be bound by all the terms and provisions of this Agreement, (iii) the Managing Member shall have received the opinion of counsel, if any, required by Section 3.02(b) in connection with such Transfer and (iv) all necessary instruments reflecting such Transfer and/or admission shall have been filed in each jurisdiction in which such filling is necessary in order to qualify the company to conduct business or to preserve the limited liability of the Members. Upon complying with the immediately preceding sentence, without the need for any further action of any Person, a Transferee or recipient shall be deemed admitted to the Company as a Substitute Member or Additional Member, as the case may be. A Substitute Member shall enjoy the same rights, and be subject to the same obligations, as the Transferor; provided that such Transferor shall not be relieved of any obligation or liability hereunder arising prior to the consummation of such Transfer but shall be relieved of all future obligations with respect to the Units so Transferred. As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect such admission of a Substitute Member or Additional Member. In the event of any admission of a Substitute Member or Additional Member pursuant to this Section 3.02(a), this Agreement shall be deemed amended to reflect such admission, and any formal amendment of this Agreement (including the Member Schedule) in connection therewith shall only require execution by the Company and such Substitute Member or Additional Member, as applicable, to be effective.

(b) As a further condition to any Transfer of all or any part of a Member’s Units, the Managing Member may, in its discretion, require a written opinion of counsel to the transferring Member reasonably satisfactory to the Managing Member, obtained at the sole expense of the transferring Member, reasonably satisfactory in form and substance to the Managing Member, as to such matters as are customary and appropriate in transactions of this type, including, without limitation (or, in the case of any Transfer made to a Permitted Transferee, limited to an opinion) to the effect that such Transfer will not result in a violation of the registration or other requirements of the Securities Act or any other federal or state securities laws. No such opinion, however, shall be required in connection with a Transfer made pursuant to Article X of this Agreement.

(c) If a Member shall Transfer all (but not less than all) of its Units, the Member shall thereupon cease to be a Member of the Company.

(d) All reasonable costs and expenses incurred by the Managing Member and the Company in connection with any Transfer of a Member’s Units, including any filing and recording costs and the reasonable fees and disbursements of counsel for the Company, shall be paid by the transferring Member. In addition, the transferring Member hereby indemnifies the Managing Member and the Company against any losses, claims, damages or liabilities to which the Managing Member, the Company, or any of their Affiliates may become subject arising out of or based upon any false representation or warranty made by, or breach or failure to comply with any covenant or agreement of, such transferring Member or such transferee in connection with such Transfer.

(e) In connection with any Transfer of any portion of a Member’s Units pursuant to Article X of this Agreement, the Managing Member shall cause the Company to take any action as may be required under Article X of this Agreement or requested by any party thereto to effect such Transfer promptly.

Section 3.03. Tax and Accounting Information.

(a) Accounting Decisions and Reliance on Others. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Managing Member in accordance with Applicable Law and with accounting methods followed for U.S. federal income tax purposes. In making such decisions, the Managing Member may rely upon the advice of the independent accountants of the Company.

(b) Records and Accounting Maintained. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in all material respects in accordance with United States generally accepted accounting principles as in effect from time to time (“GAAP”). The Fiscal Year of the Company shall be used for financial reporting and for U.S. federal income tax purposes.

(c) Financial Reports. The books and records of the Company shall be audited as of the end of each Fiscal Year by the same accounting firm that audits the books and records of Pubco (or, if such firm declines to perform such audit, by an accounting firm selected by the Managing Member).

(d) Tax Returns.

(i) The Company shall timely prepare or cause to be prepared by an accounting firm selected by the Managing Member all U.S. federal, state, local and non-U.S. tax returns (including information returns) of the Company and its Subsidiaries, which may be required by a jurisdiction in which the Company and its Subsidiaries operate or conduct business for each year or period for which such returns are required to be filed and shall cause such returns to be timely filed. Upon reasonable request of any Member, the Company shall furnish to such Member a copy of each such tax return; and

(ii) The Company shall furnish to each Member (A) as soon as reasonably practical after the end of each Fiscal Year, all information concerning the Company and its Subsidiaries reasonably required for the preparation of tax returns of such Members (or any beneficial owner(s) of such Member), including a report (including Schedule K-1), indicating each Member’s share of the Company’s taxable income, gain, credits, losses and deductions for such year, in sufficient detail to enable such Member to prepare its federal, state and other tax returns; provided that unless otherwise agreed by the Managing Member estimates of such information believed by the Managing Member in good faith to be reasonable shall be provided as soon as reasonably practicable after the close of the relevant fiscal period, (B) as soon as reasonably possible after the close of the relevant fiscal period, such information concerning the Company as is required to enable such Member (or any beneficial owner of such Member) to pay estimated taxes and (C) as soon as reasonably possible after a request by such Member, such other information concerning the Company and its Subsidiaries that is reasonably requested by such Member for compliance with its tax obligations (or the tax obligations of any beneficial owner(s) of such Member) or for tax planning purposes.

(e) Inconsistent Positions. No Member shall take a position on its income tax return with respect to any item of Company income, gain, deduction, loss or credit that is different from the position taken on the Company’s income tax return with respect to such item unless such Member notifies the Company of the different position the Member desires to take and the Company’s regular tax advisors, after consulting with the Member, are unable to provide an opinion that (after taking into account all of the relevant facts and circumstances) the arguments in favor of the Company’s position outweigh the arguments in favor of the Member’s position.

Section 3.04. Books and Records. The Company shall keep full and accurate books of account and other records of the Company at its principal place of business.

ARTICLE IV

OWNERSHIP; RESTRICTIONS ON PUBCO STOCK

Section 4.01. Pubco Ownership.

(a) Except as otherwise determined by Pubco, if at any time Pubco issues a share of Class A Common Stock or any other Equity Security of Pubco entitled to any economic rights (including in the IPO) (together, an “Economic Pubco Security”) with regard thereto (which does not include Class B Common Stock or any other Equity Security of Pubco not entitled to any economic rights with respect thereto), (i) the Company shall issue to Pubco one (1) Class X Umbrella Unit (if Pubco issues a share of Class A Common Stock) or such other Equity Security of the Company (if Pubco issues an Economic Pubco Security other than Class A Common Stock) corresponding to the Economic Pubco Security, and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Economic Pubco Security and (ii) the net proceeds received by Pubco with respect to the corresponding Economic Pubco Security, if any, shall be concurrently contributed to the Company; provided, however, that if Pubco issues any Economic Pubco Securities, some or all of the net proceeds of which are to be used to fund expenses or other obligations of Pubco for which Pubco would be permitted a distribution pursuant to Section 5.03(d), then Pubco shall not be required to transfer such net proceeds to the Company which are used or will be used to fund such expenses or obligations and provided, further, that if Pubco issues any shares of Class A Common Stock (including in the IPO) in order to purchase or fund the purchase from a Non-Pubco Member of a number of Class X Umbrella Units or to purchase or fund the purchase of shares of Class A Common Stock, in each case equal to the number of shares of Class A Common Stock issued, then the Company shall not issue any new Class X Umbrella Units in connection therewith and Pubco shall not be required to transfer such net proceeds to the Company (it being understood that such net proceeds shall instead be transferred to such Non-Pubco Member or transferor of Class A Common Stock, as applicable, as consideration for such purchase).

(b) For the avoidance of doubt, this Article IV shall apply to the issuance and distribution to holders of shares of Pubco Common Stock of rights to purchase Equity Securities of Pubco under a “poison pill” or similar stockholders’ rights plan (it also being understood that upon redemption or exchange of Class X Umbrella Units (including any such right to purchase Class X Umbrella Units in the Company) for shares of Class A Common Stock, such Class A Common Stock will be issued together with a corresponding right to purchase Equity Securities of Pubco).

(c) If at any time Pubco issues one (1) or more shares of Class A Common Stock in connection with an equity incentive program, whether such share or shares are issued upon exercise of an option, settlement of a restricted stock unit, as restricted stock or otherwise, the Company shall issue to Pubco a corresponding number of Class X Umbrella Units; provided that Pubco shall be required to concurrently contribute the net proceeds (if any) received by Pubco from or otherwise in connection with such corresponding issuance of one or more shares of Class A Common Stock, including the exercise price of any option exercised, to the Company. If any such shares of Class A Common Stock so issued by Pubco in connection with an equity incentive program are subject to vesting or forfeiture provisions, then the Class X Umbrella Units that are issued by the Company to Pubco in connection therewith in accordance with the preceding provisions of this Section 4.01(c) shall be subject to vesting or forfeiture on the same basis; if any, of such shares of Class A Common Stock vest or are forfeited, then a corresponding number of the Class X Umbrella Units issued by the Company in accordance with the preceding provisions of this Section 4.01(c) shall automatically vest or be forfeited, as applicable. Any cash or property held by either Pubco or the Company or on either’s behalf in respect of dividends paid on restricted Class A Common Stock that fails to vest shall be returned to the Company upon the forfeiture of such restricted Class A Common Stock.

Section 4.02. Restrictions on Pubco Common Stock.

(a) Except as otherwise determined by the Managing Member in accordance with Section 4.02(f), (i) the Company may not issue any additional Class X Umbrella Units to Pubco or any of its Subsidiaries unless substantially simultaneously therewith Pubco or such Subsidiary issues or sells an equal number of shares of Class A Common Stock to another Person, (ii) the Company may not issue any additional Class X Umbrella Units to Aggregator unless simultaneously therewith Pubco issues or sells an equal number of shares of Class B Common Stock to Aggregator, (iii) Pubco may not issue any Class B Common Stock to any Person other than Aggregator unless otherwise agreed by Aggregator, and (iv) the Company may not issue any other Equity Securities of the Company to Pubco or any of its Subsidiaries unless substantially simultaneously therewith, Pubco or such Subsidiary issues or sells, to another Person, an equal number of shares of a new class or series of Equity Securities of Pubco or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company.

(b) Except as otherwise determined by the Managing Member in accordance with Section 4.02(f)(i) (i) Pubco and its Subsidiaries may not redeem, repurchase or otherwise acquire any shares of Class A Common Stock unless substantially simultaneously therewith the Company redeems, repurchases or otherwise acquires from Pubco or any of its Subsidiaries an equal number of Class X Umbrella Units for the same price per security and (ii) Pubco and its Subsidiaries may not redeem or repurchase any other Equity Securities of Pubco unless substantially simultaneously therewith the Company redeems or repurchases from Pubco or any of its Subsidiaries an equal number of Equity Securities of the Company of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) or other economic rights as those of such Equity Securities of Pubco for the same price per security (for the sake of clarity, such prohibition shall not apply to a cancellation of Class B Common Stock as contemplated pursuant to Section 10.01(c)).

(c) Except as otherwise determined by the Managing Member in accordance with Section 4.02(f), (x) the Company may not redeem, repurchase or otherwise acquire Class X Umbrella Units from Pubco or any of its Subsidiaries unless substantially simultaneously Pubco or such Subsidiary redeems, repurchases or otherwise acquires an equal number of Class A Common Stock for the same price per security from holders thereof and (y) the Company may not redeem, repurchase or otherwise acquire any other Equity Securities of the Company from Pubco or any of its Subsidiaries unless substantially simultaneously Pubco or such Subsidiary redeems, repurchases or otherwise acquires for the same price per security an equal number of Equity Securities of Pubco of a corresponding class or series with substantially the same rights to dividends and distributions (including dividends and distributions upon liquidation) and other economic rights as those of such Equity Securities of Pubco. Notwithstanding the immediately preceding sentence, to the extent that any consideration payable to Pubco in connection with the redemption or repurchase of any shares or other Equity Securities of Pubco or any of its Subsidiaries consists (in whole or in part) of shares or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant), then redemption or repurchase of the corresponding Class X Umbrella Units or other Equity Securities of the Company shall be effectuated in an equivalent manner.

(d) Except as otherwise determined by the Managing Member in accordance with Section 4.02(f), the Company, the Managing Member and Pubco shall not undertake any subdivision (by any Unit split, stock split, Unit distribution, stock distribution, reclassification, division, recapitalization or similar event) or combination (by reverse Unit split, reverse stock split, reclassification, division, recapitalization or similar event) of the Units, stock, or other Equity Securities, as applicable, that are included in a Paired Interest that is not accompanied by a subdivision or combination of the applicable Paired Interest as equitably required to maintain the ratio between the Units, stock, or other Equity Interests specified for such Paired Interest.

(e) Notwithstanding anything to the contrary herein, except to the extent described in Section 4.02(a)-(d), from time to time at its sole discretion:

(i) Pubco may make loans to the Company and its Subsidiaries

(ii) Pubco may contribute property (including cash and/or the loans described in the foregoing clause (i)) to the Company. Upon each contribution described in the foregoing sentence, after giving proper effect to all related transactions and unless otherwise agreed by Managing Member and Aggregator, the Company shall (x) issue to Pubco such number of Class X Umbrella Units or Equity Securities of the Company as necessary to maintain the economic parity between one share of Class A Common Stock and one Class X Umbrella Unit and (y) cancel such number of Class X Umbrella Units or Equity Securities of the Company held by Members other than Pubco on a pro rata basis (based on the number of Class X Umbrella Units held by each such Member) as necessary to maintain the economic parity between one share of Class A Common Stock and one Class X Umbrella Unit.

(f) Notwithstanding anything to the contrary in this Article IV:

(i) if at any time the Managing Member shall determine that any debt instrument of Pubco, the Company or its Subsidiaries shall not permit Pubco or the Company to comply with the provisions of Section 4.02(a), Section 4.02(b), or Section 4.02(c) in connection with the issuance, redemption or repurchase of any shares of Class A Common Stock or other Equity Securities of Pubco or any of its Subsidiaries or any Units or other Equity Securities of the Company, then the Managing Member may in good faith implement an economically equivalent alternative arrangement without complying with such provisions; provided that, in the case that any such alternative arrangement is implemented because of restrictions in any debt instrument, such arrangement shall also be subject to the prior written consent (not to be unreasonably withheld) of Aggregator; and

(ii) if (x) Pubco incurs any indebtedness and desires to transfer the proceeds of such indebtedness to the Company and (y) Pubco is unable to lend the proceeds of such indebtedness to the Company on an equivalent basis because of restrictions in any debt instrument of Pubco, the Company or its Subsidiaries, then notwithstanding Section 4.02(a) or Section 4.02(b), the Managing Member may in good faith implement an economically equivalent alternative arrangement in connection with the transfer of proceeds to the Company using non- participating preferred Equity Securities of the Company without complying with such provisions; provided that, in the case that any such alternative arrangement is implemented because of restrictions in any debt instrument, such arrangement shall also be subject to the prior written consent (not to be unreasonably withheld) of Aggregator.

(iii) if Pubco acquires or holds any amount of cash in excess of any monetary obligations it reasonably anticipates (including as a result of the receipt of distributions pursuant to Section 5.03(e) for any period that are in excess of Pubco’s liabilities for such period), Pubco may use such excess cash amount in such manner, and make such adjustments to, or take such other actions with respect to, the capitalization of Pubco and the Company, as Pubco (including in its capacity as the Managing Member of the Company) determines to be fair and reasonable to the stockholders of Pubco and to the Members and to preserve the intended economic effect of Section 4.01, this Section 4.02, Article X, and the other provisions of this Agreement. Without limiting the foregoing, Pubco shall be entitled to use any such excess cash to purchase Class X Umbrella Units (or to loan such excess cash to the Company from time to time and convert such loans into Class X Umbrella Units) (“Excess Cash Unit Acquisitions”), with such Excess Cash Unit Acquisitions occurring on or as promptly as commercially feasible following any Tax Distribution Date at a price per Class X Umbrella Unit equal to the Unit Redemption Price determined as of the date of such Excess Cash Unit Acquisition. Following such Excess Cash Unit Acquisition, the Managing Member shall be entitled to cause the Company to undertake a reverse split of its Class X Umbrella Units and LTIP Units as necessary to maintain a one-to-one ratio of the number of shares of Class A Common Stock outstanding and the number of Class X Umbrella Units held by Pubco. In connection with any Excess Cash Unit Acquisitions, the Company shall be entitled to issue additional Class X Umbrella Units without a corresponding issuance of additional shares of Class A Common Stock by Pubco and, in the event of a reverse split of Class X Umbrella Units and LTIP Units, Pubco shall be entitled to cancel the number of shares of Class B Common Stock that corresponds to the reduction in Class X Umbrella Units and LTIP Units as necessary to maintain a one-to-one ratio of the number of shares of Class B Common Stock outstanding and the number of Class X Umbrella Units and LTIP Units held by all holders of shares of Class B Common Stock, such that Paired Interests maintain a one-to-one exchange ratio.

Section 4.03. Aggregator Ownership; Restrictions on Aggregator Equity Securities.

(a) By virtue of their ownership of Class X Aggregator Units and Aggregator LTIP Units (each as defined in the Aggregator LLCA), certain of the Aggregator Members indirectly hold interests in the Company (the “Aggregator Member Interests”). In applying the provisions of this Agreement and in order to determine equitably the rights and obligations of Aggregator and Aggregator Members holding Aggregator Member Interests, the Managing Member, the Company and/or Aggregator may treat (i) the Units held by Aggregator as if they were hypothetically directly held by the Aggregator Members having an indirect economic interest therein and (ii) any Aggregator Member as if it were hypothetically a Member with a corresponding interest in a proportionate portion of the Units owned by Aggregator. Accordingly, upon (x) any issuance of Class X Aggregator Units or Aggregator LTIP Units to an Aggregator Member approved by the Managing Member (an “Aggregator Paired Interest”) or the withdrawal of an Aggregator Member holding Class X Aggregator Units or Aggregator LTIP Units from Aggregator (or the occurrence of any other event that causes the cancellation, repurchase or failure to vest of any Class X Aggregator Unit or Aggregator LTIP Unit), (y) the Transfer of Class X Aggregator Units and Aggregator LTIP Units in compliance with the Aggregator LLCA or (z) at such other times as may be reasonably determined by the Managing Member (each, an “Aggregator Member Action”), the Managing Member, the Company and/or Aggregator, as applicable, shall take any action or make any adjustment to cause the Company and Aggregator as a Member thereof to replicate, as closely as possible, such Aggregator Member Action (including the effects thereof) at the Company level, and the Members shall take all actions reasonably requested by the Managing Member in connection with any Aggregator Member Action and this Section 4.03(a).

(b) If any Unit or other Equity Security of the Company is issued in connection with issuance of an Equity Security of Aggregator that is subject to vesting or forfeiture provisions, or other terms and conditions, then the Units or Equity Securities that are issued by the Company to Aggregator shall be subject to vesting or forfeiture on the same basis, such that if any of such Equity Securities of Aggregator vest or are forfeited, then the corresponding number of the Units or Equity Securities issued by the Company to Aggregator shall automatically vest or be forfeited, as applicable, and, in the case of forfeiture, shares of Class B Common Stock associated with such forfeited Units or Equity Securities shall be surrendered to Pubco and cancelled.

(c) Except as otherwise determined by Aggregator and the Managing Member, if at any time Aggregator issues an Aggregator Paired Interest as permitted by this Agreement, (i) the Company shall issue to Aggregator one (1) Class X Umbrella Unit (if Aggregator issues a Class X Aggregator Unit) or one (1) LTIP Unit (if Aggregator issues an Aggregator LTIP Unit) corresponding to the Aggregator Paired Interest, and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Aggregator Paired Interest, (ii) Pubco shall issue to Aggregator one (1) share of Class B Common Stock (if Aggregator issues a Class X Aggregator Unit) or a number of shares of Class B Common Stock equal to the maximum number of Class X Umbrella Units that the LTIP Unit granted to Aggregator could convert into (if Aggregator issues an Aggregator LTIP Unit), and (iii) the net proceeds received by Aggregator with respect to the corresponding Aggregator Paired Interest, if any, shall be concurrently contributed to the Company.

(d) Except as otherwise determined by the Managing Member, (i) Aggregator may not issue any additional Class X Aggregator Units unless substantially simultaneously therewith the Company issues or sells an equal number of Class X Umbrella Units to Aggregator, (ii) Aggregator may not issue any other Equity Securities intended to be exchangeable, directly or indirectly, into an interest in the Company unless substantially simultaneously therewith the Company issues to Aggregator an equal number of Units or a new class or series of Equity Securities of the Company with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of Aggregator, and (iii) Aggregator may not modify or waive the vesting or transfer restrictions applicable to any Class X Aggregator Units, Aggregator LTIP Units, or other Equity Securities of Aggregator without the prior written approval of the Managing Member.

(e) Except as otherwise determined by the Managing Member, (i) Aggregator may not redeem, repurchase or otherwise acquire any Class X Aggregator Units unless substantially simultaneously therewith the Company redeems, repurchases or otherwise acquires from Aggregator an equal number of Class X Umbrella Units for the same price per security and (ii) Aggregator may not redeem or repurchase any other Equity Securities of Aggregator, other than Class H Aggregator Units, unless substantially simultaneously therewith (A) the Company redeems or repurchases from Aggregator an equal number of Equity Securities of the Company of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) or other economic rights as those of such Equity Securities of Aggregator for the same price per security or (B) the Company or any of its Subsidiaries agree to enter into or modify an arrangement under which Aggregator receives economic rights corresponding to the economic rights of such Equity Securities of Aggregator.

(f) Aggregator shall not undertake any subdivision (by any Unit split, stock split, Unit distribution, stock distribution, reclassification, division, recapitalization or similar event) or combination (by reverse Unit split, reverse stock split, reclassification, division, recapitalization or similar event) of the Units or other Equity Securities, as applicable, that are included in a Paired Interest that is not accompanied by such a subdivision or combination of the applicable Paired Interest as equitably required to maintain the ratio between the Units, stock, or other Equity Interests specified for such Paired Interest.

ARTICLE V

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; DISTRIBUTIONS; ALLOCATIONS

Section 5.01. Capital Contributions.

(a) From and after the date hereof, no Member shall have any obligation to the Company, to any other Member or to any creditor of the Company to make any further Capital Contribution, except as expressly provided in Section 4.01(a), Section 4.01(c) or Section 10.02.

(b) Except as expressly provided herein, no Member, in its capacity as a Member, shall have the right to receive any cash or any other property of the Company.

Section 5.02. Capital Accounts.

(a) Maintenance of Capital Accounts. The Company shall maintain a Capital Account for each Member on the books of the Company in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such provisions, the following provisions:

(i) The Member Schedule shall be amended by the Managing Member after the closing of the IPO and from time to time to reflect adjustments to the Members’ Capital Accounts made in accordance with Sections 5.02(a)(ii), 5.02(a)(iii), 5.02(a)(iv), or 5.02(c) or otherwise.

(ii) To each Member’s Capital Account there shall be credited: (A) such Member’s Capital Contributions, (B) such Member’s distributive share of Net Income and any item in the nature of income or gain that is allocated pursuant to Section 5.04 and (C) the amount of any Company liabilities assumed by such Member or that are secured by any Property distributed to such Member.

(iii) From each Member’s Capital Account there shall be debited: (A) the amount of money and the Carrying Value of any Property distributed to such Member pursuant to any provision of this Agreement, (B) such Member’s distributive share of Net Loss and any items in the nature of expenses or losses that are allocated to such Member pursuant to Section 5.04 and (C) the amount of any liabilities of such Member assumed by the Company or that are secured by any Property contributed by such Member to the Company.

(iv) In determining the amount of any liability for purposes of subparagraphs (ii) and (iii) above there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event that the Managing Member shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts or any debits or credits thereto are maintained (including debits or credits relating to liabilities that are secured by contributed or distributed Property or that are assumed by the Company or the Members), the Managing Member may make such modification so long as such modification will not have any effect on the amounts distributed to any Person pursuant to Article XII upon the dissolution of the Company. The Managing Member also shall (i) make any adjustments that are necessary or appropriate to maintain equality between Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv) (g), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

To the extent a Member holds more than one economic interest in the Company (e.g., a Member holds Class X Umbrella Units and holds various Company Notes) (each, an “Economic Interest”) then such Member’s interest in the Company shall be deemed to be separated into two or more interests (e.g., one attributable to its Class X Umbrella Units and the others attributable to each other Economic Interest such Member holds). In furtherance thereof, a wholly separate Capital Account shall be maintained for each such Member in respect of each such Economic Interest (e.g., one Capital Account in respect of its Class X Umbrella Units and a wholly separate Capital Account in respect of each Company Note). In addition, for purposes of this Agreement, allocations and distributions (including Tax Distributions) made to a Member in respect of one Economic Interest shall not be treated as having been made to or received by such Member in respect of any other Economic Interest.

(b) Succession to Capital Accounts. In the event any Person becomes a Substitute Member in accordance with the provisions of this Agreement, such Substitute Member shall succeed to the Capital Account of the former Member (the “Transferor Member”) to the extent such Capital Account relates to the transferred Units.

(c) Adjustments of Capital Accounts. The Company shall revalue the Capital Accounts of the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (a “Revaluation”) at the following times: (i) immediately prior to the contribution of more than a de minimis amount of money or other property to the Company by a new or existing Member as consideration for one or more Units; (ii) the distribution by the Company to a Member of more than a de minimis amount of property in respect of one or more Units; (iii) the issuance by the Company of more than a de minimis amount of Units as consideration for the provision of services to or for the benefit of the Company (as described in Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5)(iii)); and (iv) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interest of the Members.

(d) No Member shall be entitled to withdraw capital or receive distributions except as specifically provided herein. A Member shall have no obligation to the Company, to any other Member or to any creditor of the Company to restore any negative balance in the Capital Account of such Member. Except as expressly provided elsewhere herein, no interest shall be paid on the balance in any Member’s Capital Account.

(e) Whenever it is necessary for purposes of this Agreement to determine a Member’s Capital Account on a per Unit basis, such amount shall be determined by dividing the Capital Account of such Member attributable to the applicable class of Units held of record by such Member by the number of Units of such class held of record by such Member.

Section 5.03. Amounts and Priority of Distributions.

(a) Distributions Generally; Priority of Distributions. Except as otherwise provided in Section 12.02, distributions shall be made to the Members as set forth in this Section 5.03, at such times and in such amounts as the Managing Member, in its sole discretion, shall determine. Each time the Company makes distributions to its Members, the Company shall make such distributions in the following manner and order of priority:

(i) First, (other than distributions in connection with the liquidation of the Company pursuant to Section 12.02) to the Members as Tax Distributions pursuant to Section 5.03(e);

(ii) Second, to the Members in respect of the Class H Notes as set forth in Section 5.03(c)(i);

(iii) Third, to the Members in respect of the Capital Account Notes as set forth in Section 5.03(c)(ii); and

(iv) Thereafter, to the Class X Members as set forth in Section 5.03(b).

(b) Distributions in Respect of Class X Umbrella Units and LTIP Units. Subject to Sections 5.03(c), 5.03(d), 5.03(e), 5.03(f), and 5.03(g), to the extent permitted by Applicable Law and consistent with the Company’s obligations to its creditors as reasonably determined by the Managing Member, at such times and in such amounts as the Managing Member, in its sole discretion, shall determine, distributions shall be made to the Members in proportion to their respective Percentage Interests; provided, however, that notwithstanding anything in this Section 5.03 to the contrary, distributions prior to those distributions pursuant to Section 12.02, shall be made with respect to an LTIP Unit only to the extent that the aggregate amount of distributions made by the Company in respect of such LTIP Unit from and after the issuance of any such LTIP Unit is no greater than the cumulative operating income allocable to such LTIP Unit that is realized after the issuance of such LTIP Unit. Any amounts that are not distributed to holders of such LTIP Units by virtue of the foregoing proviso shall instead be retained by the Company and distributed to such LTIP Units when sufficient operating income has been allocated to such LTIP Units.

(c) Distributions in Respect of Company Notes. The Company shall make (i) distributions to the Members holding Class H Notes in accordance with the terms set forth in the Class H Notes (as incorporated herein) and (ii) distributions to the Members holding Capital Account Notes in accordance with the terms set forth in the Capital Account Notes (as incorporated herein). For the avoidance of doubt and notwithstanding anything to the contrary set forth herein, holders of Company Notes are not entitled to any other distributions pursuant to this Agreement in respect of such Company Notes other than as set forth in Section 5.03(e) and such Company Notes.

(d) Pubco Distributions. Notwithstanding the provisions of Section 5.03(b), the Managing Member, in its sole discretion, may authorize that cash be paid to Pubco or any of its Subsidiaries (which payment shall be made without pro rata distributions to the other Members) in exchange for the redemption, repurchase or other acquisition of Units held by Pubco or any of its Subsidiaries to the extent that such cash payment is used to redeem, repurchase or otherwise acquire an equal number of shares of Class A Common Stock in accordance with Section 4.02(b).

(e) Tax Distributions.

(i) Notwithstanding any other provision of this Section 5.03 to the contrary, to the extent permitted by Applicable Law and consistent with the Company’s obligations to its creditors as reasonably determined by the Managing Member, the Company shall make cash distributions by wire transfer of immediately available funds pursuant to this Section 5.03(e)(i) to each Member with respect to its Units and other Economic Interests at least five (5) Business Days prior to the date on which any U.S. federal corporate estimated tax payments are due, in an amount equal to such Member’s Tax Distribution Amount (estimated on a quarterly basis by the Managing Member, taking into account estimated taxable income or loss of the Company). A final accounting for Tax Distributions shall be made after the allocation of the Company’s actual net taxable income or loss has been determined for a fiscal year (or applicable portion thereof) and any shortfall in the amount of Tax Distributions a Member received for such fiscal year based on such final accounting shall, to the extent permitted by law and consistent with the Company’s obligations to its creditors as determined by the Managing Member, be promptly distributed to such Member; provided that the Managing Member shall have no liability to any Member in connection with any underpayment of estimated taxes, so long as cash distributions are made in accordance with this Section 5.03(e)(i) and the Tax Distribution Amounts are determined as provided in the definition of Tax Distribution Amount. Notwithstanding anything to the contrary, the Managing Member shall be entitled to make reasonable simplifying assumptions in making determinations contemplated by this Section 5.03(e), and shall be permitted to determine the Tax Distribution Amounts on the basis of good faith estimates of the amount of net taxable income, loss, deduction and/or credit allocable to any Member.

(ii) To the extent a Class X Member otherwise would be entitled to receive less than its Percentage Interest (for this purpose, determined solely in respect of Class X Umbrella Units) of the aggregate Tax Distributions to be paid pursuant to this Section 5.03(e) in respect of Class X Umbrella Units on any given date, then the Tax Distributions to such Class X Member in respect of its Class X Umbrella Units shall be increased to ensure that all such Tax Distributions made pursuant to this Section 5.03(e) are made pro rata in accordance with the Class X Members’ respective Percentage Interests (determined solely in respect of Class X Umbrella Units). If, on a Tax Distribution date, as determined by the Managing Member in its discretion, there are insufficient funds on hand to distribute to the Members the full amount of the Tax Distributions to which such Members are otherwise entitled, Tax Distributions pursuant to this Section 5.03(e) shall be made to the Members to the extent of available funds in accordance with the Tax Distributions that would have been paid to them had no such limitation existed and the Company shall make future Tax Distributions (pro rata in accordance with the Tax Distributions that would have been paid to the Members had no applicable limitation existed) as soon as funds become available sufficient to pay the remaining portion of Tax Distributions to which such Members would have been entitled had sufficient funds been available, as determined by the Managing Member in its discretion.

(iii) Tax Distributions with respect to income or gain allocations made for periods (or portions thereof) beginning after the Effective Time shall be treated as advances of amounts otherwise distributable to any Member pursuant to this Section 5.03 (other than this Section 5.03(e)) or Section 12.02(b)(ii), and accordingly shall be applied against and reduce (without duplication) the next amounts that would otherwise be payable to such Member pursuant to such provisions; provided that Tax Distributions to a Member with respect to one Economic Interest held by such Member shall in no event be treated as advances of amounts otherwise distributable to such Member pursuant to this Section 5.03 (other than this Section 5.03(e)) in respect of other Economic Interests held by such Member. Furthermore, unless determined otherwise by the Managing Member, cash distributions to a Member effected pursuant to the provisions of Section 5.03 (other than this Section 5.03(e)) with respect to income and gain recognized during any Fiscal Year shall reduce the distributions otherwise permitted by Section 5.03(e) with respect to income and gain recognized during such Fiscal Year; provided, however, that cash distributed to a Member pursuant to Section 5.03 (other than this Section 5.03(e)) with respect to one Economic Interest held by such Member shall in no event reduce the Tax Distributions that such Member is entitled to receive pursuant to Section 5.03(e) in respect of its other Economic Interests.

(iv) Notwithstanding the foregoing, Tax Distributions pursuant to this Section 5.03(e), if any, shall be made to a Member only to the extent all previous Tax Distributions to such Member pursuant to Section 5.03(e) with respect to the Fiscal Year are less than the Tax Distributions such Member otherwise would have been entitled to receive with respect to such Fiscal Year pursuant to this Section 5.03(e).

(f) Limitations on Liquidating Distributions in respect of LTIP Units. It is the intention of the parties to this Agreement that distributions to holders of LTIP Units be limited to the extent necessary so that each LTIP Unit constitutes a Profits Interest, and accordingly, a holder of an LTIP Unit shall not be entitled to receive distributions pursuant to Section 12.02 in respect thereof unless and until the aggregate amount of distributions made by the Company pursuant to Section 12.02 from and after the issuance of any such LTIP Unit in respect of a Class X Umbrella Unit that was outstanding on the date of issuance of such LTIP Unit exceeds the Hurdle Amount of such LTIP Unit (and for the avoidance of doubt, such LTIP Unit shall only be entitled to participate in the portion of any such distribution that constitutes such excess). Any portion of any distribution pursuant to Section 12.02 that is not made to a holder of an LTIP Unit by virtue of this Section 5.03(f) shall instead be distributed to the Class X Members pursuant to Section 12.02.

(g) Special Distributions to Facilitate Acquisitions. The Managing Member shall be permitted to cause a distribution, loan, or other transfer of cash by the Company or one or more of its Subsidiaries to be made solely to Pubco (such distribution, loan or other transfer satisfying the following proviso, a “M&A Distribution”); provided, however, that (i) each such distribution, loan or other transfer is (A) made at or following such time as the Managing Member reasonably determines that a specific acquisition is reasonably likely to be consummated and (B) used solely to facilitate the consummation of an acquisition by Pubco or its Subsidiary (other than the Company and its Subsidiaries) within the time reasonably specified therefor by the Managing Member at the time of such M&A Distribution (with any interest accrued thereon for the benefit of the Company), and (ii) Pubco or such Subsidiary (x) contributes (in the case of an M&A Distribution that was a distribution), (y) transfers in repayment of the applicable M&A Distribution that was a loan, or (z) sells solely in exchange for the applicable previously made M&A Distribution that was not a distribution or a loan, or causes to be contributed (in the case of an M&A Distribution that was a distribution), transferred in repayment of the applicable M&A Distribution that was a loan, or sold solely in exchange for the applicable previously made M&A Distribution that was not a distribution or a loan, as soon as practicable thereafter, to the Company or the applicable Subsidiary of the Company the assets directly or indirectly acquired with such distribution, loan or other transfer, as directed by the Managing Member. If the M&A Distribution is not used solely to facilitate the consummation of an acquisition in accordance with the foregoing clause (i) within the time specified therefor by the Managing Member, Pubco (or its Subsidiaries (other than the Company and its Subsidiaries)) will contribute (in the case of an M&A Distribution that was a distribution), transfer in repayment of the applicable M&A Distribution that was a loan, or retransfer (in the case of an M&A Distribution that was not a distribution or a loan) the full amount of such M&A Distribution and any interest accrued thereon to the Company or the applicable Subsidiaries of the Company at or prior to 5:00 pm New York time on the applicable date. During any time period between the time of the M&A Distribution and the contribution, repayment or sale contemplated by the foregoing clause (ii) of the immediately foregoing sentence, Pubco (or its Subsidiary, as applicable) shall hold such cash, and operate any acquired assets, for the benefit of the Company. The number of Units held by Pubco and its Subsidiaries (other than the Company and its Subsidiaries) in the aggregate shall not change as a result of any M&A Distribution or the re-contribution, repayment or retransfer of such M&A Distribution (together with any interest accrued thereon) or contribution, repayment or sale of any assets directly or indirectly acquired with such M&A Distribution, in each case as described in this Section 5.03(g). For purposes of this Agreement, the amount of any M&A Distribution that has not been repaid to the Company or the applicable Subsidiaries of the Company (including, to the extent an acquisition has been consummated with the proceeds of such M&A Distribution but the assets so acquired have not yet been contributed, repaid or sold to the Company or the applicable Subsidiaries of the Company as required hereby, the value of the assets so acquired) shall be treated as an asset owned by the Company or the applicable Subsidiaries of the Company and not by Pubco or its Subsidiaries (other than the Company and its Subsidiaries). To the extent that any fees, costs and expenses are incurred in connection with the pursuit of an acquisition described in this Section 5.03(g), such fees, costs and expenses will be subject to the reimbursement provisions in Section 13.01.

(h) Assignment. Each Member and its Permitted Transferees shall have the right to assign to any Transferee of Units, pursuant to a Transfer made in compliance with this Agreement, the right to receive any portion of the amounts distributable or otherwise payable to such Member pursuant to Section 5.03.

Section 5.04. Allocations.

(a) Net Income and Net Loss. Except as otherwise provided in this Agreement, and after giving effect to the special allocations set forth in Section 5.04(b), Section 5.04(c) and Section 5.04(d), Net Income and Net Loss (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) of the Company shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the distributions that would be made to such Member if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability), and the net assets of the Company were distributed, in accordance with Section 12.02, to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets; provided that, notwithstanding the foregoing, unless determined otherwise by the Managing Member, with respect to each Fiscal Year (or other accounting period) prior to the period in which a liquidation of the Company occurs, in no event shall the allocation of operating income and loss to a Member in respect of LITP Units held by such Member be greater than such Member’s Percentage Interest with respect to such LTIP Units of such operating income and loss allocable to Class X Umbrella Units and LTIP Units.

(b) Special Allocations. The following special allocations shall be made in the following order:

(i) Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Article V, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the immediately preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.04(b)(i) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Member Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article V, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.04(b)(ii) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or Section 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Member as promptly as possible; provided that an allocation pursuant to this Section 5.04(b)(iii) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.04(b)(iii) were not in the Agreement.

(iv) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in a manner determined by the Managing Member consistent with Treasury Regulations Sections 1.704-2(b) and 1.704-2(c).

(v) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(j)(1).

(vi) Section 754 Adjustments. (A) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv) (m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company or as a result of a Transfer of a Member’s interest in the Company, as the case may be, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of such asset) or loss (if the adjustment decreases the basis of such asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income and Net Loss. (B) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to such Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(c) Curative Allocations. The allocations set forth in Section 5.04(b)(i) through Section 5.04(b)(iv) and Section 5.04(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 5.04(c). Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Managing Member shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 5.04.

(d) Loss Limitation. Net Loss (or individual items of loss or deduction) allocated pursuant to Section 5.04 hereof shall not exceed the maximum amount of Net Loss (or individual items of loss or deduction) that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Net Loss (or individual items of loss or deduction) pursuant to Section 5.04 hereof, the limitation set forth in this Section 5.04(d) shall be applied on a Member by Member basis and Net Loss (or individual items of loss or deduction) not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Net Loss to each Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d). Any reallocation of Net Loss pursuant to this Section 5.04(d) shall be subject to chargeback pursuant to the curative allocation provision of Section 5.04(c).

(e) Forfeiture Allocation. In the event that the Units held by any Member are forfeited, then for the Fiscal Year of such forfeiture or other period (as determined by the Managing Member):

(i) items of income, gain, loss, and deduction shall be excluded from the calculation of Profits and Losses and shall be specially allocated to the Member whose Units have been forfeited so as to cause such Member’s Capital Account to equal such Member’s distribution entitlements under Section 5.03(a) after giving effect to the adjustment in the Member’s Percentage Interest resulting from the applicable forfeiture;

(ii) the Managing Member may elect to apply another allocation or Capital Account adjustment method to a Unit forfeiture as it reasonably deems appropriate in lieu of the method set forth in this Section 5.04(e).

Section 5.05. Other Allocation Rules.

(a) Interim Allocations Due to Percentage Adjustment. If an Economic Interest is the subject of a Transfer or the Members’ interests in the Company change pursuant to the terms of the Agreement during any Fiscal Year, the amount of Net Income and Net Loss (or items thereof) to be allocated to the Members for such entire Fiscal Year shall be allocated to the portion of such Fiscal Year which precedes the date of such Transfer or change (and if there shall have been a prior Transfer or change in such Fiscal Year, which commences on the date of such prior Transfer or change) and to the portion of such Fiscal Year which occurs on and after the date of such Transfer or change (and if there shall be a subsequent Transfer or change in such Fiscal Year, which precedes the date of such subsequent Transfer or change), in accordance with any method permitted by Section 706 of the Code and the regulations thereunder as determined by the Managing Member, and the amounts of the items so allocated to each such portion shall be credited or charged to the Members in accordance with Section 5.04 as in effect during each such portion of the Fiscal Year in question. Such allocation shall be in accordance with Section 706 of the Code and the Treasury Regulations thereunder and made without regard to the date, amount or receipt of any distributions that may have been made with respect to the transferred Percentage Interest to the extent consistent with Section 706 of the Code and the Treasury Regulations thereunder. As of the date of such Transfer, the Transferee Member shall succeed to the Capital Account of the Transferor Member with respect to the transferred Units.

(b) Tax Allocations: Section 704(c) of the Code. In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company and with respect to reverse Section 704(c) of the Code allocations described in Treasury Regulations Section 1.704-3(a)(6) shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for U.S. federal income tax purposes and its initial Carrying Value or its Carrying Value determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (computed in accordance with the definition of Carrying Value) using the traditional allocation method without curative allocations under Treasury Regulations Section 1.704-3(b). Any elections or other decisions relating to such allocations shall be made by the Managing Member in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.05(b), Section 704(c) of the Code (and the principles thereof), and Treasury Regulations Section 1.704-1(b)(4)(i) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Loss, other items, or distributions pursuant to any provision of this Agreement (except for, in the case of reverse Section 704(c) of the Code allocations, Tax Distributions).

Section 5.06. Tax Withholding; Withholding Advances.

(a) Tax Withholding.

(i) If requested by the Managing Member, each Member shall, if able to do so, deliver to the Managing Member: (A) an affidavit in form satisfactory to the Company that the applicable Member (or its partners, as the case may be) is not subject to withholding under the provisions of any U.S. federal, state, local, non-U.S. or other law; (B) any certificate that the Company may reasonably request with respect to any such laws; and/or (C) any other form or instrument reasonably requested by the Company relating to any Member’s status under such law. In the event that a Member fails or is unable to deliver to the Company an affidavit described in subclause (A) of this clause (i), the Company may withhold amounts from such Member in accordance with Section 5.06(b).

(ii) After receipt of a reasonable written request of any Member, the Company shall provide such information to such Member and take such other action as may be reasonably necessary to assist such Member in making any necessary filings, applications or elections to obtain any available exemption from, or any available refund of, any withholding imposed by any non-U.S. taxing authority with respect to amounts distributable or items of income allocable to such Member hereunder to the extent not adverse to the Company or any Member. In addition, the Company shall, at the reasonable request of any Member, make or cause to be made (or cause the Company to make) any such filings, applications or elections; provided that any such requesting Member shall cooperate with the Company, with respect to any such filing, application or election to the extent reasonably determined by the Company and that any filing fees, taxes or other out-of-pocket expenses reasonably incurred and related thereto shall be paid and borne by such requesting Member or, if there is more than one requesting Member, by such requesting Members in accordance with their Relative Percentage Interests.

(b) Withholding Advances. To the extent the Company, the Managing Member or Pubco is required by Applicable Law to withhold or to make tax payments on behalf of or with respect to any Member (in connection with the delivery of consideration in connection with an Exchange, backup withholding, Section 1445 of the Code, Section 1446 of the Code or an “imputed underpayment” under Section 6225 of the Code that is attributable to such Member or, in each case, any similar provisions of state, local or other tax law) (“Withholding Advances”), the Company, the Managing Member or Pubco may withhold such amounts and make such tax payments as so required.

(c) Repayment of Withholding Advances. All Withholding Advances made on behalf of a Member, plus interest thereon at a rate equal to the Prime Rate as of the date of such Withholding Advances plus two percent (2.0%) per annum, shall (i) be paid on demand by the Member on whose behalf such Withholding Advances were made (it being understood that no such payment shall increase such Member’s Capital Account), or (ii) with the consent of the Managing Member and the affected Member be repaid by reducing the amount of the current or next succeeding distribution or distributions that would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. Whenever repayment of a Withholding Advance by a Member is made as described in clause (ii) of this Section 5.06(c), for all other purposes of this Agreement such Member shall be treated as having received all distributions (whether before or upon any Dissolution Event) unreduced by the amount of such Withholding Advance and interest thereon.

(d) Withholding Advances—Reimbursement of Liabilities. Each Member hereby agrees to reimburse the Company and Pubco for any liability with respect to Withholding Advances (including interest thereon) required or made on behalf of or with respect to such Member (including penalties imposed with respect thereto). The obligation of a Member to reimburse the Company for taxes pursuant to this Section 5.06 shall survive the termination, liquidation, winding up and dissolution of the Company and will survive the partial or complete Transfer or redemption of interests of a Member in the Company.

(e) Withholding Certificates. In connection with any Exchange, repurchase of Units by the Company pursuant to Section 9.02 or any other transfer or redemption of Units (a “Disposition Transaction”), the Member (the “Selling Member”) disposing of Units shall, to the extent it is legally entitled to deliver such form, deliver to the Company or Pubco, as applicable, a certificate in a form reasonably acceptable to Company or Pubco, as applicable, certifying as to such Selling Member’s taxpayer identification number and that such Selling Member is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code (which certificate may be an Internal Revenue Service Form W-9 if then sufficient for such purposes under applicable law) (such certificate a “Non-Foreign Person Certificate”). If a Selling Member is unable to provide a Non-Foreign Person Certificate in connection with an Exchange, then the Selling Member shall provide upon the Company’s request, to the extent it is legally able to do so, a certificate in compliance with Section 1446(f) of the Code and the Treasury Regulations thereunder in a form reasonably acceptable to the Company or Pubco, as applicable. Without limiting the foregoing, the Company shall reasonably cooperate upon the reasonable request and at the expense of the Selling Member to provide such certifications or other information that the Company is legally permitted to provide to the extent necessary to reduce or eliminate any withholding with respect to a Disposition Transaction (including the certificate described in Treasury Regulations Section 1.1445-11T(d)(2)).

(f) Survival. References in this Section 5.06 to “Member” or “Members” shall be deemed to refer to a Member or Members, a former Member or former Members, to a Transferee or Transferees and to an assignee or assignees. The provisions contained in this Section 5.06 shall survive the termination of the Company and the withdrawal of any Member.

ARTICLE VI

CERTAIN TAX MATTERS

Section 6.01. Company Representative.

(a) The Managing Member shall designate a Person who shall be authorized to act as the “partnership representative” (the “Company Representative”), of the Company, which initially shall be Pubco, under Section 6223 of the Code. The Company authorizes the Company Representative (acting in its capacity as “partnership representative”) to appoint a “designated individual” (as defined in Treasury Regulations Section 301.6223-1(b)(3)) to act on behalf of the Company Representative in such capacity. The Company shall not be obligated to pay any fees or other compensation to the Company Representative in its capacity as such, but the Company shall reimburse the Company Representative for all reasonable out-of-pocket costs and expenses (including attorneys’ and other professional fees) incurred by it in its capacity as Company Representative. The Company shall defend, indemnify, and hold harmless the Company Representative against any and all liabilities sustained or incurred as a result of any act or decision concerning Company tax matters and within the scope of such Person’s responsibilities as Company Representative, so long as such act or decision was done or made in good faith and does not constitute gross negligence or willful misconduct.

(b) The Company Representative may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as the Company Representative. The Company Representative is authorized to take, and shall determine in its sole discretion whether or not the Company will take, such actions and execute and file all statements and forms on behalf of the Company that are approved by the Managing Member and are permitted or required by the applicable provisions of the Partnership Tax Audit Rules (including a “push-out” election under Section 6226 of the Code or any analogous election under state or local tax Law). Each Member agrees to cooperate with the Company Representative and to use commercially reasonable efforts to do or refrain from doing any or all things requested by the Company Representative (including paying any and all resulting taxes, additions to tax, penalties and interest in a timely fashion) in connection with any examination of the Company’s affairs by any federal, state, or local tax authorities, including resulting administrative and judicial proceedings. The Managing Member shall have the authority to amend this Section 6.01 to give effect to the Partnership Tax Audit Rules, and each Member agrees to be bound by the provisions of any such amendment.

(c) References in this Section 6.01 to “Member” or “Members” shall be deemed to refer to a Member or Members, a former Member or former Members, and to an assignee or assignees. The provisions contained in this Section 6.01 shall survive the termination of the Company and the withdrawal of any Member.

Section 6.02. Section 754 Elections. The Company shall make, and shall cause any Subsidiary of the Company that is treated as a partnership for U.S. federal income tax purposes to make, a timely election under Section 754 of the Code (and a corresponding election under state and local law) effective starting with the first taxable year during which an Exchange occurs, and the Managing Member shall not take any action to revoke such elections.

Section 6.03. Debt Allocation. Indebtedness of the Company treated as “excess nonrecourse liabilities” (as defined in Treasury Regulations Section 1.752-3(a)(3)) shall be allocated among the Members based on their Percentage Interests.

Section 6.04. Code Section 83 Safe Harbor Election. The Company and the Managing Member are authorized to follow the proposed Treasury Regulations that were issued on May 24, 2005 regarding the issuance of partnership equity for services (including Proposed Treasury Regulations Sections §§1.83-3, 1.83-6, 1.704-1, 1.706-3, 1.721-1 and 1.761-1), as such regulations may be subsequently amended (the “Proposed Regulations”), upon the issuance of a Company interest for services rendered or to be rendered to or for the benefit of the Company or a subsidiary of the Company, until final Treasury Regulations regarding such matters are issued. The Managing Member is expressly authorized by each Member to elect to apply the safe harbor set forth in the Proposed Regulations if the provisions of the Proposed Regulations and the proposed Revenue Procedure described in IRS Notice 2005-43, or provisions similar thereto, are adopted as final (or temporary) regulations. If the Managing Member determines that the Company should make such election, then the Managing Member is hereby authorized to amend this Agreement without the consent of any other Member to provide that (i) the Company is authorized and directed to elect the safe harbor, (ii) the Company and each of its Members (including any person to whom a partnership interest is transferred in connection with the performance of services) will comply with all requirements of the safe harbor with respect to all Company interests transferred in connection with the performance of services while such election remains in effect and (iii) the Company and each of its Members will take all actions necessary, including providing the Company with any required information, to permit the Company to comply with the requirements set forth or referred to in the applicable Proposed Regulations for such election to be effective until such time (if any) as the Managing Member determines, in its discretion, that the Company should terminate such election. The Managing Member is further authorized to amend this Agreement to the extent the Managing Member determines in its discretion that such modification is necessary or desirable as a result of the issuance of such Treasury Regulations relating to the tax treatment of the transfer of a partnership interest in connection with the performance of services. Notwithstanding anything to the contrary in this Agreement, each Member expressly confirms and agrees that such Member will be legally bound by any such amendment.

ARTICLE VII

MANAGEMENT OF THE COMPANY

Section 7.01. Management by the Managing Member. Except as otherwise specifically set forth in this Agreement, the Managing Member shall be deemed to be a “manager” for purposes of applying the Delaware Act. Except as expressly provided in this Agreement or the Delaware Act, the day-to-day business and affairs of the Company and its Subsidiaries shall be managed, operated and controlled by the Managing Member in accordance with the terms of this Agreement and no other Member shall have management authority or rights over the Company or its Subsidiaries. The Managing Member is, to the extent of its rights and powers set forth in this Agreement, an agent of the Company for the purpose of the Company’s and its Subsidiaries’ business, and the actions of the Managing Member taken in accordance with such rights and powers, shall bind the Company (and no other Members shall have such right). Except as expressly provided in this Agreement, the Managing Member shall have all necessary powers to carry out the purposes, business, and objectives of the Company and its Subsidiaries. The Managing Member shall have the power and authority to delegate to one (1) or more other Persons the Managing Member’s rights and powers to manage and control the business and affairs of the Company, including to delegate to agents and employees of a Member or the Company (including any officers or Subsidiary thereof), and to delegate by a management agreement or another agreement with, or otherwise to, other Persons. The Managing Member may authorize any Person (including any Member or officer of the Company) to enter into and perform any document on behalf of the Company or any Subsidiary thereof.

Section 7.02. Withdrawal of the Managing Member. Pubco may withdraw as the Managing Member and appoint as its successor, at any time upon written notice to the Company, (a) any wholly-owned Subsidiary of Pubco, (b) any Person of which Pubco is a wholly-owned Subsidiary, (c) any Person into which Pubco is merged or consolidated or (d) any transferee of all or substantially all of the assets of Pubco, which withdrawal and replacement shall be effective upon the delivery of such notice. No appointment of a Person other than Pubco (or its successor, as applicable) as Managing Member shall be effective unless Pubco (or its successor, as applicable) and the new Managing Member (as applicable) provide all other Members with contractual rights, directly enforceable by such other Members against the new Managing Member, to cause the new Managing Member to comply with all the Managing Member’s obligations under this Agreement and the Other Agreements.

Section 7.03. Decisions by the Members.

(a) Other than the Managing Member, the Members shall take no part in the management of the Company’s business and shall transact no business for the Company and shall have no power to act for or to bind the Company. The Managing Member shall not (i) engage in any non-Business activity or (ii) own any material assets other than Units and/or any cash or other property or assets distributed by, or otherwise received from, the Company, without the prior written consent of Aggregator, unless the Managing Member determines in good faith that such actions or ownership are in the best interest of the Company; provided, however, that the Company may engage any Member or principal, partner, member, stockholder or interest holder thereof as an employee, independent contractor or consultant to the Company, in which event the duties and liabilities of such individual or firm with respect to the Company as an employee, independent contractor or consultant shall be governed by the terms of such engagement with the Company.

(b) Except as expressly provided herein, the Members shall not have the power or authority to vote, approve or consent to any matter or action taken by the Company. Except as otherwise provided herein, any proposed matter or action subject to the vote, approval or consent of the Members shall require the approval of (i) Members holding a majority in interest of the Units or such class of Units, as the case may be (by (x) resolution at a duly convened meeting of the Members, or (y) written consent of such Members). Except as expressly provided herein, all Units shall vote together as a single class on any matter subject to the vote, approval or consent of the Members. In the case of any such approval, Members holding a majority in interest of the Units may call a meeting of the Members at such time and place or by means of telephone or other communications facility that permits all persons participating in such meeting to hear and speak to each other for the purpose of a vote thereon. Notice of any such meeting shall be required, which notice shall include a brief description of the action or actions to be considered by the Members. Unless waived by any such Member in writing, notice of any such meeting shall be given to each Member at least seven (7) days prior thereto. Attendance or participation of a Member at a meeting shall constitute a waiver of notice of such meeting, except when such Member attends or participates in the meeting for the express purpose of objecting at the beginning thereof to the transaction of any business because the meeting is not properly called or convened. Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting, if a consent in writing, setting forth the actions so taken, shall be signed by Members sufficient to approve such action pursuant to this Section 7.03(b). A copy of any such consent in writing will be provided to the Members promptly thereafter.

Section 7.04. Duties. The parties acknowledge that the Managing Member will take action through its board of directors and officers, and that the members of the Managing Member’s board of directors and its officers will owe fiduciary duties to the stockholders of the Managing Member. The Managing Member will use all commercially reasonable and appropriate efforts and means, as determined in good faith by the Managing Member, to minimize any conflict of interest between the Members, on the one hand, and the stockholders of the Managing Member, on the other hand, and to effectuate any transaction that involves or affects any of the Company, the Managing Member, the Members and/or the stockholders of the Managing Member in a manner that does not (i) disadvantage the Members or their interests relative to the stockholders of the Managing Member, (ii) advantage the stockholders of the Managing Member relative to the Members or (iii) treat the Members and the stockholders of the Managing Member differently; provided that in the event of a conflict between the interests of the stockholders of the Managing Member and the interests of the Members other than the Managing Member, such other Members agree that the Managing Member shall discharge its fiduciary duties to such other Members by acting in the best interests of the Managing Member’s stockholders.

Section 7.05. Officers.

(a) Appointment of Officers. The Managing Member may appoint individuals as officers (“Officers”) of the Company, which may include such officers as the Managing Member determines are necessary and appropriate. No Officer need be a Member. An individual may be appointed to more than one (1) office. If an Officer is also an officer of the Managing Member, then Section 7.04 shall apply to such Officer in the same manner as it applies to the Managing Member.

(b) Authority of Officers. The Officers shall have the duties, rights, powers and authority as may be prescribed by the Managing Member from time to time.

(c) Removal, Resignation and Filling of Vacancy of Officers. The Managing Member may remove any Officer, for any reason or for no reason, at any time. Any Officer may resign at any time by giving written notice to the Company, and such resignation shall take effect at the date of the receipt of that notice or any later time specified in that notice; provided that, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any such resignation shall be without prejudice to the rights, if any, of the Company or such Officer under this Agreement. A vacancy in any office because of death, resignation, removal or otherwise shall be filled by the Managing Member.

ARTICLE VIII

TRANSFERS OF INTERESTS

Section 8.01. Restrictions on Transfers.

(a) Except as expressly permitted by Section 8.02, and subject to Section 8.01(b), Section 8.01(c), Section 8.01(d), and any underwriter lock-up agreement applicable to such Member and/or any other agreement between such Member and the Company, Pubco or any of their controlled Affiliates, without the prior written approval of the Managing Member, no Member shall directly or indirectly Transfer all or any part of its Units or any right or economic interest pertaining thereto, including the right to vote or consent on any matter or to receive or have any economic interest in distributions or advances from the Company pursuant thereto. Any such Transfer which is not in compliance with the provisions of this Agreement shall be deemed a Transfer by such Member of Units in violation of this Agreement (and a breach of this Agreement by such Member) and shall be null and void ab initio. Notwithstanding anything to the contrary in this Article VIII, (i) Section 10.03 of this Agreement shall govern the exchange of Class X Umbrella Units for shares of Class A Common Stock, and (ii) any other Transfer of shares of Class A Common Stock shall not be considered a “Transfer” for purposes of this Agreement.

(b) Except as otherwise expressly provided herein, it shall be a condition precedent to any Transfer otherwise permitted or approved pursuant to this Article VIII that:

(i) the Transferor shall have provided to the Company prior notice of such Transfer;

(ii) the Transfer shall comply with all Applicable Laws and the Managing Member shall be reasonably satisfied that such Transfer will not result in a violation of the Securities Act; and

(c) Notwithstanding any other provision of this Agreement to the contrary, no Member shall directly or indirectly Transfer all or any part of its Units or any right or economic interest pertaining thereto if such Transfer, (i) would result in the Company failing to satisfy the “safe harbor” requirements under Treasury Regulations Section 1.7704-1(h) (the “100 Partner Safe Harbor”) or (ii) in the reasonable discretion of the Managing Member, would cause the Company to be classified as a “publicly traded partnership” as that term is defined in Section 7704 of the Code and the Treasury Regulations promulgated thereunder.

(d) Any Transfer of Units pursuant to this Agreement, including this Article VIII, shall be subject to the provisions of Section 3.01 and Section 3.02.

Section 8.02. Certain Permitted Transfers. Notwithstanding anything to the contrary herein but subject to Section 8.01(b), Section 8.01(c), Section 8.01(d), the final sentence of this Section 8.02, any underwriter lock-up agreement applicable to such Member and/or any other agreement between such Member and the Company, Pubco, Aggregator or any of the controlled Affiliates of the Company, and any additional restrictions applicable to the Transferor or the Units held by the Transferor, the following Transfers shall be permitted (such transfers, “Permitted Transfers”):

(a) The Transfer of all or any portion of a Member’s Units that are not Restricted Units in connection with a Permitted Exchange;

(b) The Transfer by any Member of any of its Units pursuant to a Disposition Event (as such term is defined in the Amended and Restated Certificate of Incorporation of Pubco as amended from time to time (the “Pubco Certificate of Incorporation”));

(c) Any grant of a bona fide security interest in, or a bona fide pledge of, Units to any financial institution that is approved by the Managing Member as collateral to secure indebtedness and any Transfer pursuant to the enforcement of such collateral;

(d) At any time, any Transfer by any Member of Units to any Transferee approved in advance in writing by the Managing Member (not to be unreasonably withheld);

(e) Any Transfer of Units to a Permitted Transferee; provided, that a subsequent Transfer by a Permitted Transferee shall constitute a permitted Transfer hereunder only if such further Transfer would have been a Permitted Transfer if made by the original Transferor.

Notwithstanding the foregoing, unless the Managing Member determines otherwise, a Transfer shall not be treated as a Permitted Transfer if such Transfer does not constitute a private transfer described in Treasury Regulations Section 1.7704-1(e) or if such Transfer would otherwise pose a material risk that the Company would be a “publicly traded partnership” as that term is defined in Section 7704 of the Code and the Treasury Regulations promulgated thereunder, in each case, as determined by the Board of Directors in its reasonable discretion.

Section 8.03. Distributions. Notwithstanding anything in this Article VIII or elsewhere in this Agreement to the contrary, if a Member Transfers all or any portion of its Units after the designation of a record date and declaration of a distribution pursuant to Article V and before the payment date of such distribution, the transferring Member (and not the Person acquiring all or any portion of its Class X Umbrella Units) shall be entitled to receive such distribution in respect of such transferred Class X Umbrella Units.

Section 8.04. Registration of Transfers. When any Units are Transferred in accordance with the terms of this Agreement, the Company shall cause such Transfer to be registered on the books of the Company.

ARTICLE IX

CERTAIN OTHER AGREEMENTS

Section 9.01. Non-Disparagement. Each Restricted Person agrees for the benefit of the Company and Pubco that:

(a) The Restricted Person shall not take, and the Restricted Person shall take reasonable steps to cause its Affiliates not to take, any action or make any public statement, whether or not in writing, that disparages or denigrates the Company or any of its Subsidiaries (the “Company Parties”) or their respective directors, officers, employees, members, representatives and agents.

(b) Each Restricted Person agrees that (i) the agreements and covenants contained in this Section 9.01 are reasonable in scope and duration, an integral part of the transactions contemplated by this Agreement and the Other Agreements, and necessary to protect and preserve the Members’ and Company Parties’ legitimate business interests and to prevent any unfair advantage conferred on such Restricted Person taking into account and in specific consideration of the undertakings and obligations of the parties under the Agreement and the Other Agreements, (ii) but for each Restricted Person’s agreement to be bound by the agreements and covenants contained under this Section 9.01, the Members and the Company Parties would not have entered into or consummated those transactions contemplated in the Agreement and the Other Agreements and (iii) that irreparable harm would result to the Members and the Company Parties as a result of a violation or breach (or potential violation or breach) by such Restricted Person (or its Affiliates) of this Section 9.01. In addition, each Member agrees that Pubco and the Company shall have the right to specifically enforce the provisions of this Section 9.01 in any state or federal court located in any jurisdiction deemed necessary by Pubco or the Company to enforce such covenants, in addition to any other remedy to which such parties are entitled at law or in equity. If a final judgment of a court of competent jurisdiction or other Governmental Authority determines that any term, provision, covenant or restriction contained in this Section 9.01 is invalid or unenforceable, then the parties hereto agree that the court of competent jurisdiction or other Governmental Authority will have the power to modify this Section 9.01 (including by reducing the scope, duration or geographic area of the term or provision, deleting specific words or phrases or replacing any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision) so as to effect the original intention of the invalid or unenforceable term or provision. To the fullest extent permitted by law, in the event that any proceeding is brought under or in connection with this Section 9.01, the prevailing party in such proceeding (whether at final or on appeal) shall be entitled to recover from the other party all costs, expenses, and reasonable attorneys’ fees incident to any such proceeding. The term “prevailing party” as used herein means the party in whose favor the final judgment or award is entered in any such proceeding.

(c) Notwithstanding anything to the contrary, this Section 9.01 is in addition to, and does not supplant, supersede, modify or limit in any manner, any other non-competition, non-solicitation, non-piracy or other similar obligations imposed on a Restricted Person, whether imposed by law (including the Restricted Person’s fiduciary duties to the Company) or by contract (including contracts entered into prior to or concurrently with the Restricted Person’s execution of this Agreement).

Section 9.02. Company Call Right.

(a) In connection with any Involuntary Transfer by any Non-Pubco Member, the Company or the Managing Member may, in the Managing Member’s sole discretion, elect to purchase from such Member and/or such Transferee(s) in such Involuntary Transfer (each, a “Call Member”) any or all of the Units so Transferred (“Call Units”), at any time by delivery of a written notice (a “Call Notice”) to such Call Member. The Call Notice shall set forth the Unit Redemption Price and the proposed closing date of such purchase of such Call Units; provided that such closing date shall occur within ninety (90) days following the date of such Call Notice. At the closing of any such sale, in exchange for the payment by the Company or the Managing Member to such Call Members of the Unit Redemption Price (as may be adjusted to take into account the Hurdle Amounts for such LTIP Units, and any adjustments required to be made to distributions on account of Catch-Up Units pursuant to Section 12.02) in cash, (i) each Call Member shall deliver its Call Units, duly endorsed, or accompanied by written instruments of transfer in form satisfactory to the Company or the Managing Member, as applicable, duly executed by such Call Member and accompanied by all requisite transfer taxes, if any, (ii) such Call Units shall be free and clear of any Liens and (iii) each Call Member shall so represent and warrant and further represent and warrant that it is the sole beneficial and record owner of such Call Units. Following such closing, any such Call Member shall no longer be entitled to any rights in respect of its Call Units, including any distributions of the Company or Pubco thereupon (other than the payment of the Unit Redemption Price at such closing), and, to the extent any such Call Member does not hold any Units thereafter, shall thereupon cease to be a Member of the Company and, to the extent any such Call Member does not hold any shares of Pubco Common Stock thereafter, shall thereupon cease to be a stockholder of Pubco.

Section 9.03. Preemptive Rights. No Person shall have any preemptive, preferential or other similar right with respect to (a) additional Capital Contributions; (b) issuances or sales by the Company of any class or series of Units, whether unissued or hereafter created; (c) issuances of any obligations, evidences of indebtedness or other securities of the Company convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe to, any Units; (d) issuances of any right of subscription to or right to receive, or any warrant or option for the purchase of, any Units; or (e) issuances or sales of any other securities that may be issued or sold by the Company.

ARTICLE X

REDEMPTION AND EXCHANGE RIGHTS

Section 10.01. Redemption Right of a Member.

(a) Redemption and Exchange Right. Notwithstanding any provision to the contrary in the Agreement but subject to the terms of Section 10.09 and any other agreement between such Member and the Company, Pubco or any of their controlled Affiliates, and without the need for approval by the Managing Member or consent by any other Members, each Member (other than the Pubco Members) (and each of its Permitted Redeeming Transferees, with the terms and conditions of Section 10.01 and 10.02 to apply mutatis mutandis to such Permitted Redeeming Transferee) shall be entitled to cause the Company to redeem (a “Redemption”, and, together with a Direct Exchange, as defined below, an “Exchange”) all or any portion of its vested Class X Umbrella Units (the “Redemption Right”) at any time following the expiration of any contractual lock-up period relating to the shares of Pubco that may be applicable to such Member; provided that the Managing Member may force a Member to exercise its Redemption Right at any time following the expiration of such contractual lock-up period if such Member holds fewer than one hundred (100) Class X Umbrella Units.

(b) Redemption Notice. A Member desiring to exercise its Redemption Right (the “Redeeming Member”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Company with a copy to Pubco. Such Redemption Notice may not be conditioned, revoked or modified except as described hereunder. If such Redeeming Member is a Permitted Redeeming Transferee, the Exchange Notice delivered to Aggregator in which the Company was copied shall, unless mutually agreed by such Permitted Redeeming Transferee, Aggregator and the Managing Member, be effective as a Redemption Notice of a Member delivered on the date first received by the Company in connection with the Exchange of such Permitted Redeeming Transferee’s Redeemed Units (as defined below).

(i) Redeemed Units. The Redemption Notice shall specify the number of Class X Umbrella Units (the “Redeemed Units”) that the Redeeming Member intends to have the Company redeem. If such Redeeming Member is a Permitted Redeeming Transferee, the Class X Umbrella Units that the Permitted Redeeming Transferee receives from Aggregator shall be deemed such Permitted Redeeming Transferee’s Redeemed Units.

(ii) Redemption Date. The Redemption Notice shall specify the date (the “Redemption Date”) on which the exercise of the Redemption Right shall be completed. The Redemption Date shall not be less than ten (10) Business Days after delivery of such Redemption Notice (unless and to the extent that the Managing Member in its sole discretion agrees in writing to waive such time period).

(iii) Retraction of Redemption Notice. Except by delivering written notice (the “Retraction Notice”) to each of the Company and the Managing Member (with a copy to Aggregator if such Redeeming Member is a Permitted Redeeming Transferee) in the circumstances described in Section 10.01(b)(iii)A or Section 10.01(b)(iii)B below, a Member may not revoke a Redemption Notice delivered in accordance with Section 10.01(b) without the consent of the Company, which consent may be provided or withheld, or made subject to such conditions, limitations or restrictions as reasonably determined by the Managing Member in good faith. The timely delivery of a Retraction Notice as permitted below shall terminate all of the Redeeming Member’s, the Company’s and Pubco’s rights and obligations under this Section 10.01 arising from the Redemption Notice.

A. If Pubco elects to effectuate the Redemption through a Cash Settlement (as defined below), the Redeeming Member shall be entitled to deliver a Retraction Notice within ten (10) Business Days of delivery of the Contribution Notice (as defined below).

B. In the event that Pubco elects to effectuate the Redemption through a Share Settlement (as defined below), a Redeeming Member shall be entitled to deliver a Retraction Notice or, in the case of a Member other than a Permitted Redeeming Transferee, delay the consummation of a Redemption until the fifth (5th) Business Day following the date on which the conditions giving rise to such delay cease to exist (or such earlier day as Pubco, the Company, and such Redeeming Member may agree in writing) if any of the following conditions exists; provided, that in no event shall the Redeeming Member seeking to deliver a Retraction Notice and relying on any of the matters contemplated in clauses (1) through (8) below have controlled or intentionally materially influenced any facts, circumstances, or Persons in connection therewith (except in the good faith performance of his or her duties as an officer or director of Pubco) in order to provide such Redeeming Member with a basis for such delay or revocation:

1. any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Redeeming Member at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective;

2. Pubco shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption;

3. Pubco shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Redeeming Member to have its Class A Common Stock registered at or immediately following the consummation of the Redemption;

4. Pubco shall have disclosed to such Redeeming Member any material non-public information concerning Pubco, the receipt of which results in such Redeeming Member being prohibited or restricted from selling Class A Common Stock at or immediately following the Redemption without disclosure of such information (and Pubco does not permit disclosure);

5. any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Redeeming Member at or immediately following the Redemption shall have been issued by the SEC;

6. there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded;

7. there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Authority that restrains or prohibits the Redemption; or

8. the Redemption Date would occur three (3) Business Days or less prior to, or during, any “black-out” or similar period under Pubco’s policies covering trading in Pubco’s securities to which the applicable Redeeming Member is subject, which period restricts the ability of such Redeeming Member to immediately resell shares of Class A Common Stock to be delivered to such Redeeming Member in connection with a Share Settlement.

C. Notwithstanding the foregoing, if the Redeeming Member is a Permitted Redeeming Transferee, such Redeeming Member shall be only entitled to deliver a Retraction Notice pursuant to the provisions of Section 10.01(b)(iii)A or Section 10.01(b)(iii)B with the prior written consent of Aggregator.

(iv) Modification of Redemption Notice. The Company, Pubco, the Redeeming Member and, in the case of a Permitted Redeeming Transferee, Aggregator may change the number of Redeemed Units and/or the Redemption Date specified in such Redemption Notice to another number and/or date by mutual agreement signed in writing by each of them.

(c) Terms of Redemption. Unless the Redeeming Member has timely delivered a Retraction Notice as provided in Section 10.01(b), on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (i) the Redeeming Member shall transfer and surrender the Redeemed Units to the Company, free and clear of all Liens, and (ii) the Company shall (x) cancel the Redeemed Units, (y) transfer to the Redeeming Member the consideration to which the Redeeming Member is entitled under Section 10.01(d), and (z), if the Units are certificated, issue to the Redeeming Member a certificate for a number of Units equal to the difference (if any) between the number of Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (i) of this Section 10.01(c) and the Redeemed Units. Upon the Exchange of any Redeemed Units that are Paired Interests, an equal number of Class B Common Stock held, if at all, by the Redeeming Member shall be cancelled.

(d) Redemption Consideration. Pubco shall have the option as provided in Section 10.02 to elect to have the Redeemed Units be redeemed in consideration for one (1) share of Class A Common Stock per Class X Umbrella Unit Redeemed (the “Share Settlement”) or the immediately available funds in U.S. dollars in an amount equal to the Redeemed Units Equivalent (the “Cash Settlement”); provided, for the avoidance of doubt, that Pubco may elect to have the Redeemed Units be redeemed in consideration for a Cash Settlement only to the extent that Pubco has cash available in an amount equal to at least the Redeemed Units Equivalent. Pubco shall give written notice (the “Contribution Notice”) to the Company (with a copy to the Redeeming Member and, if such Redeeming Member is a Permitted Redeeming Transferee, Aggregator) of such election on the earlier of (i) three (3) Business Days of receiving the Redemption Notice and (ii) the Redemption Date specified in the Redemption Notice; provided, that if Pubco does not timely deliver a Contribution Notice, Pubco shall be deemed to have elected the Share Settlement method. The number of shares of Class A Common Stock or the Redeemed Units Equivalent that a Redeeming Member is entitled to receive under this Section 10.01(d) (whether through a Share Settlement or Cash Settlement) shall not be adjusted on account of any distributions previously made with respect to the Redeemed Units or dividends previously paid with respect to Class A Common Stock; provided, however, that if a Redeeming Member causes the Company to redeem Redeemed Units and the Redemption Date occurs subsequent to the record date for any distribution with respect to the Redeemed Units but prior to payment of such distribution, the Redeeming Member shall be entitled to receive such distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeeming Member transferred and surrendered the Redeemed Units to the Company prior to such date. In the event of a reclassification or other similar transaction as a result of which the shares of Class A Common Stock are converted into another security, then in exercising its Redemption Right a Redeeming Member shall be entitled to receive the amount of such security that the Redeeming Member would have received if such Redemption Right had been exercised and the Redemption Date had occurred immediately prior to the record date of such reclassification or other similar transaction.

(e) The Managing Member may adopt reasonable procedures, guidelines, and practices consistent with the terms and conditions of this Agreement for communicating the Redemption Date, the implementation of the Redemption and Exchange provisions set forth in this Article X, including procedures for the giving of a Redemption Notice. None of such procedures shall be adopted with a principal purpose of restricting or otherwise impairing in any material respect the Members’ rights to consummate Exchanges.

Section 10.02. Election and Contribution of Pubco. In connection with the exercise of a Redeeming Member’s Redemption Rights under Section 10.01(a), Pubco shall contribute to the Company the consideration the Redeeming Member is entitled to receive under Section 10.01(d). Pubco, at its option, shall determine whether to contribute, pursuant to Section 10.01(d), the Share Settlement or the Cash Settlement. Unless the Redeeming Member has timely delivered a Retraction Notice as provided in Section 10.01(b), on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (i) Pubco shall make its Capital Contribution to the Company (in the form of the Share Settlement or the Cash Settlement) required under this Section 10.02, and (ii) the Company shall issue to Pubco a number of Units equal to the number of Redeemed Units surrendered by the Redeeming Member. Notwithstanding any other provisions of this Agreement to the contrary, but subject to Section 10.01, in the event that Pubco elects a Cash Settlement, Pubco shall only be obligated to contribute to the Company an amount in respect of such Cash Settlement equal to the net proceeds (after deduction of any underwriters’ discounts or commissions and brokers’ fees or commissions) from the sale by Pubco of a number of shares of Class A Common Stock equal to the number of Redeemed Units to be redeemed with respect to such Cash Settlement, provided that Pubco’s Capital Account shall be increased by an amount equal to any discount relating to such sale of shares of Class A Common Stock. The timely delivery of a Retraction Notice shall terminate all of the Company’s and Pubco’s rights and obligations under this Section 10.02 arising from the Redemption Notice.

Section 10.03. Exchange Right of Pubco

(a) Notwithstanding anything to the contrary in this Article X, but subject to the terms of Section 10.09, Pubco may, in its sole and absolute discretion, elect to effect on the Redemption Date the exchange of Redeemed Units for the Share Settlement or Cash Settlement, as the case may be, through a direct exchange of such Redeemed Units and such consideration between the Redeeming Member and Pubco (a “Direct Exchange”). Upon such Direct Exchange pursuant to this Section 10.03, Pubco shall acquire the Redeemed Units and shall be treated for all purposes of this Agreement as the owner of such Units.

(b) Pubco may, at any time prior to a Redemption Date, deliver written notice (an “Exchange Election Notice”) to the Company and the Redeeming Member setting forth its election to exercise its right to consummate a Direct Exchange; provided that such election does not prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. An Exchange Election Notice may be revoked by Pubco at any time; provided that any such revocation does not prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. The right to consummate a Direct Exchange in all events shall be exercisable for all the Redeemed Units that would have otherwise been subject to a Redemption. Except as otherwise provided by this Section 10.03, a Direct Exchange shall be consummated pursuant to the same timeframe and in the same manner as the relevant Redemption would have been consummated if Pubco had not delivered an Exchange Election Notice.

Section 10.04. Tender Offers and Other Events with Respect to Pubco

(a) In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to Class A Common Stock (a “Pubco Offer”) is proposed by Pubco or is proposed to Pubco or its stockholders and approved by the board of directors of Pubco or is otherwise effected or to be effected with the consent or approval of the board of directors of Pubco, the holders of Class X Umbrella Units (other than the Pubco Members) and Permitted Participant Transferees (the “Prospective Participants”) shall be permitted to participate in such Pubco Offer by delivery of a notice of exchange to the Company and, for a Permitted Participant Transferee, to Aggregator (which notice of exchange shall be effective immediately prior to the consummation of such Pubco Offer (and, for the avoidance of doubt, shall be contingent upon such Pubco Offer and not be effective if such Pubco Offer is not consummated)). In the case of a Pubco Offer proposed by Pubco, Pubco will use its reasonable efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the Prospective Participants to participate in such Pubco Offer to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock without discrimination; provided, that without limiting the generality of this sentence, Pubco will use its reasonable efforts expeditiously and in good faith to ensure that such Prospective Participants may participate in each such Pubco Offer without being required to exchange Class X Umbrella Units to the extent such participation is practicable. For the avoidance of doubt (but subject to Section 10.04(c)), in no event shall the holders of Class X Umbrella Units be entitled to receive in such Pubco Offer aggregate consideration for each Class X Umbrella Unit that is greater than the consideration payable in respect of each share of Class A Common Stock in connection with a Pubco Offer.

(b) Notwithstanding any other provision of this Agreement, if a Disposition Event (as such term is defined in the Pubco Certificate of Incorporation) is approved by the board of directors of Pubco and consummated in accordance with Applicable Law, at the request of the Company (or following such Disposition Event, its successor) or Pubco (or following such Disposition Event, its successor), each of the holders of Class X Umbrella Units shall be required to exchange with Pubco, at any time and from time to time after, or simultaneously with, the consummation of such Disposition Event, all of such holder’s Class X Umbrella Units for aggregate consideration for each Class X Umbrella Unit that is equivalent to the consideration payable in respect of each share of Class A Common Stock in connection with the Disposition Event, provided, however, that in the event of a Disposition Event intended to qualify as a reorganization within the meaning of Section 368(a) of the Code or as a transfer described in Section 351(a) or Section 721 of the Code, a holder shall not be required to exchange Class X Umbrella Units pursuant to this Section 10.04(b) unless, as a part of such transaction, the holders are permitted to exchange their Class X Umbrella Units for securities in a transaction that is expected to permit such exchange without current recognition of gain or loss, for U.S. and non-U.S. tax purposes, for the direct and indirect holders of Class X Umbrella Units (except to the extent that property other than securities is received in such exchange), based on a “should” or “will” level opinion from independent tax counsel of recognized standing and expertise. If an exchange by a holder of Class X Umbrella Units is required under this Section 10.04(b), the Managing Member may require such holder to exchange such Class X Umbrella Units pursuant to the terms of any applicable agreement with the Company, Aggregator, or Pubco to which the holder is a party except as otherwise modified herein.

(c) Notwithstanding any other provision of this Agreement, (i) in a Disposition Event where the consideration payable in connection therewith includes Equity Securities, the aggregate consideration for any Class X Umbrella Unit shall be deemed to be equivalent to the consideration payable in respect of each share of Class A Common Stock if the only difference in the per share distribution to the holders of Class X Umbrella Units is that the Equity Securities distributed to Aggregator and/or its members have not more than ten (10) times the voting power of any Equity Securities distributed to the holder of a share of Class A Common Stock (so long as such Equity Securities issued to such holders of the Class X Umbrella Units remain subject to cancellation on terms substantially comparable to those set forth in Section 6.2 of the Pubco Certificate of Incorporation) and (ii) in a Disposition Event, payments under or in respect of the Tax Receivable Agreement shall not be considered part of the consideration payable in respect of any Class X Umbrella Unit or share of Class A Common Stock in connection with such Disposition Event for the purposes of Section 10.04(a) and Section 10.04(b).

Section 10.05. Reservation of Shares of Class A Common Stock; Certificate of Pubco. At all times Pubco shall reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Redemption or Direct Exchange, such number of shares of Class A Common Stock as shall be issuable upon any such Redemption or Direct Exchange pursuant to Share Settlements; provided that nothing contained herein shall be construed to preclude Pubco from satisfying its obligations in respect of any such Redemption or Direct Exchange by delivery of purchased Class A Common Stock (which may or may not be held in the treasury of Pubco) or the delivery of cash pursuant to a Cash Settlement. Pubco shall deliver Class A Common Stock that has been registered under the Securities Act with respect to any Redemption or Direct Exchange to the extent a registration statement is effective and available for such shares. Pubco covenants that all Class A Common Stock issued upon a Redemption or Direct Exchange will, upon issuance, be validly issued, fully paid and non-assessable. The provisions of this Article X shall be interpreted and applied in a manner consistent with the corresponding provisions of Pubco’s certificate of incorporation.

Section 10.06. Effect of Exercise of Redemption Right. This Agreement shall continue notwithstanding the consummation of a Redemption or Direct Exchange and all governance or other rights set forth herein shall be exercised by the remaining Members and the Redeeming Member (to the extent of such Redeeming Member’s remaining interest in the Company). No Redemption or Direct Exchange shall relieve such Redeeming Member of any prior breach of this Agreement.

Section 10.07. Tax Treatment. Unless otherwise required by Applicable Law, the parties hereto acknowledge and agree a Redemption or a Direct Exchange, as the case may be, shall be treated as a direct exchange between Pubco and the Redeeming Member for U.S. federal and applicable state and local income tax purposes.

Section 10.08. Exchange of LTIP Units.

(a) Each Member (other than Pubco) shall be entitled to cause the Company to exchange its vested LTIP Units (an “LTIP Exchange”), in whole or in part (the “LTIP Exchange Right”) for Class X Umbrella Units only in connection with the Exchange of all of such Class X Umbrella Units pursuant to Section 10.01 (or, in the case of Aggregator, an Exchange by a Permitted Redeeming Transferee of the same number of such Class X Umbrella Units) or in connection with a Pubco Offer or a Disposition Event as contemplated by Section 10.04(a) and Section 10.04(b). A Member desiring to exercise its LTIP Exchange Right (an “LTIP Exchanging Member”) shall exercise such right by giving written notice (the “LTIP Exchange Notice”) to the Company and Pubco. The LTIP Exchange Notice shall specify the number of LTIP Units (the “Exchanged LTIP Units”) that the LTIP Exchanging Member intends to have the Company exchange and a date, less than ten (10) Business Days after delivery of such LTIP Exchange Notice (unless and to the extent that the Managing Member in its sole discretion agrees in writing to waive such time periods), on which exercise of the LTIP Exchange Right shall be completed (the “LTIP Exchange Date”); provided, that the Company and the LTIP Exchanging Member may change the number of Exchanged LTIP Units and/or the LTIP Exchange Date specified in such LTIP Exchange Notice to another number and/or date by mutual agreement signed in writing by each of them. If the Company receives a notice from Aggregator in connection with a Redemption that indicates that the Permitted Redeeming Transferee holds Aggregator LTIP Units, such notice shall be deemed effective as an LTIP Exchange Notice by Aggregator. Notwithstanding the foregoing, in the event of a Pubco Offer or a Disposition Event as contemplated by Section 10.04(a) and Section 10.04(b) the Managing Member may adopt reasonable procedures, guidelines, and practices consistent with the terms and conditions of this Agreement in regards to the exchange of LTIP Units in connection with such Pubco Offer or Disposition Event.

(b) On the LTIP Exchange Date (to be effective immediately prior to the close of business on the LTIP Exchange Date or, in the case of an LTIP Exchange by Aggregator, immediately prior to the transfer of Class X Umbrella Units corresponding to the Exchanged LTIP Units from Aggregator to a Permitted Redeeming Transferee):

(i) The LTIP Exchanging Member shall Transfer and surrender, free and clear of all liens and encumbrances, the Exchanged LTIP Units to the Company.

(ii) The Company shall:

A. cancel the Exchanged LTIP Units;

B. issue to the LTIP Exchanging Member the New Class X Umbrella Units applicable to the Exchanged LTIP Units; and

C. if the Exchanged LTIP Units are certificated, issue to the LTIP Exchanging Member a certificate for a number of LTIP Units equal to the difference (if any) between the number of LTIP Units evidenced by the certificate surrendered by the LTIP Exchanging Member pursuant to this Section and the Exchanged LTIP Units.

(iii) If the LTIP Exchanging Member is Aggregator, Pubco shall cancel a number of shares of Class B Common Stock (and in such event, the LTIP Exchanging Member shall surrender to Pubco such shares for cancellation) such that the number of shares of Class B Common Stock held by such LTIP Exchanging Member immediately after the LTIP Exchange on account of the ownership of the New Class X Umbrella Units is equal to the number of such New Class X Umbrella Units being issued to the LTIP Exchanging Member.

(c) Upon issuance of the New Class X Umbrella Units, such New Class X Umbrella Units shall immediately be subject to all of the provisions herein applicable to Class X Umbrella Units, including the Redemption provisions contained in this Article X, and notwithstanding anything herein to the contrary, immediately upon consummation of any LTIP Exchange, the LTIP Exchanging Member shall be required to exercise its Redemption Right with respect to the New Class X Umbrella Units received in such an LTIP Exchange, and therefore the provisions of the foregoing Section 10.01 shall be deemed to apply as though the applicable Member had sent a Redemption Notice thereunder on the date that it sent the LTIP Exchange Notice under this Section 10.08, such that the Redemption occurs on the same day as, and immediately following, the LTIP Exchange.

Section 10.09. Additional Exchange Restrictions. Notwithstanding anything to the contrary herein:

(a) No Exchange or LTIP Exchange shall be permitted unless such Exchange is a Permitted Exchange.

(b) No Exchange or LTIP Exchange shall be permitted (and, if attempted, shall be void ab initio) if, in the good faith determination of the Managing Member or the Company, such an Exchange and/or LTIP Exchange would pose a material risk that the Company would be a “publicly traded partnership” as that term is defined in Section 7704 of the Code and the Treasury Regulations promulgated thereunder.

(c) If the Managing Member determines at any time, in its sole discretion after consultation with the Company’s tax advisors, either (i) that the Company does not then satisfy the 100 Partner Safe Harbor, or (ii) there is a reasonable possibility that the Company will not satisfy the 100 Partner Safe Harbor at any time during the current or next taxable year, the Managing Member and the Company may impose such restrictions on, and impose such requirements on and procedures with respect to, Exchanges, LTIP Exchanges, transfers and redemptions of Units and Economic Interests pursuant to this Agreement from time to time as the Managing Member and/or the Company may determine, in their sole discretion, to be necessary or advisable so that the Company is not treated as a “publicly traded partnership” under Section 7704 of the Code and such restrictions, requirements and procedures shall remain in effect unless and until the Managing Member determines otherwise. Without limiting the discretion of the Managing Member and/or the Company under this Section 10.09(c) to impose any restrictions, requirements or procedures on Exchanges and LTIP Exchanges, such restrictions, requirements and procedures may include one or more of the following:

(i) providing that Members are permitted to effect Exchanges during a taxable year of the Company only on one or more of up to four specified dates determined by the Managing Member (each a “Specified Exchange Date”);

(ii) requiring a Member seeking to effect an Exchange to give the Company irrevocable written notice of an election to effect an Exchange on a date that is at least sixty (60) calendar days prior to the Specified Exchange Date on which such Exchange is to occur; and

(iii) providing that the number of Units that may be Exchanged or otherwise transferred or redeemed during the taxable year of the Company (other than in private transfers described in Treasury Regulations Section 1.7704-1(e)) cannot exceed ten percent (10%) of the total interest in the Company’s capital or profits (as determined pursuant to Treasury Regulations Section 1.7704-1(k)).

ARTICLE XI

LIMITATION ON LIABILITY, EXCULPATION AND INDEMNIFICATION

Section 11.01. Limitation on Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company; provided that the foregoing shall not alter a Member’s obligation to return funds wrongfully distributed to it.

Section 11.02. Exculpation and Indemnification.

(a) Subject to the duties of the Managing Member and Officers set forth in Section 7.01, neither the Managing Member nor any other Covered Person described in clause (iii) of the definition thereof shall be liable, including under any legal or equitable theory of fiduciary duty or other theory of liability, to the Company or to any other Covered Person for any losses, claims, damages or liabilities incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company. There shall be, and each Covered Person shall be entitled to, a presumption that such Covered Person acted in good faith.

(b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such Person’s professional or expert competence.

(c) The Company shall indemnify, defend and hold harmless each Covered Person against any losses, claims, damages, liabilities, expenses (including all reasonable out-of-pocket fees and expenses of counsel and other advisors), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, in which such Covered Person may be involved or become subject to, in connection with any matter arising out of or in connection with the Company’s business or affairs, or this Agreement or any related document, unless such loss, claim, damage, liability, expense, judgment, fine, settlement or other amount (i) is a result of a Covered Person not acting in good faith on behalf of the Company or arose as a result of the willful commission by such Covered Person of any act that is dishonest and materially injurious to the Company, (ii) results from its contractual obligations under any Other Agreements to be performed in a capacity other than as a Covered Person or from the breach by such Covered Person of Section 9.01 or (iii) results from the breach by any Member (in such capacity) of its contractual obligations under this Agreement. If any Covered Person becomes involved in any capacity in any action, suit, proceeding or investigation in connection with any matter arising out of or in connection with the Company’s business or affairs, or this Agreement or any related document (other than any Other Agreement), other than (x) by reason of any act or omission performed or omitted by such Covered Person that was not in good faith on behalf of the Company or constituted a willful commission by such Covered Person of an act that is dishonest and materially injurious to the Company or (y) as a result of any breach by such Covered Person of Section 9.01, the Company shall reimburse such Covered Person for its reasonable legal and other reasonable out-of-pocket expenses (including the cost of any investigation and preparation) as they are incurred in connection therewith; provided that such Covered Person shall promptly repay to the Company the amount of any such reimbursed expenses paid to it if it shall be finally judicially determined that such Covered Person was not entitled to indemnification by, or contribution from, the Company in connection with such action, suit, proceeding or investigation. If for any reason (other than the bad faith of a Covered Person or the willful commission by such Covered Person of an act that is dishonest and materially injurious to the Company) the foregoing indemnification is unavailable to such Covered Person, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Covered Person as a result of such loss, claim, damage, liability, expense, judgment, fine, settlement or other amount in such proportion as is appropriate to reflect any relevant equitable considerations. There shall be, and each Covered Person shall be entitled to, a rebuttable presumption that such Covered Person acted in good faith.

(d) The obligations of the Company under Section 11.02(c) shall be satisfied solely out of and to the extent of the Company’s assets, and no Covered Person shall have any personal liability on account thereof.

(e) Given that certain Jointly Indemnifiable Claims may arise by reason of the service of a Covered Person to the Company and/or as a director, trustee, officer, partner, member, manager, employee, consultant, fiduciary or agent of other corporations, limited liability companies, partnerships, joint ventures, trusts, employee benefit plans or other enterprises controlled by the Company (collectively, the “Controlled Entities”), or by reason of any action alleged to have been taken or omitted in any such capacity, the Company acknowledges and agrees that the Company shall, and to the extent applicable shall cause the Controlled Entities to, be fully and primarily responsible for the payment to the Covered Person in respect of indemnification or advancement of all out-of-pocket costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements) in each case, actually and reasonably incurred by or on behalf of a Covered Person in connection with either the investigation, defense or appeal of a claim, demand, action, suit or proceeding or establishing or enforcing a right to indemnification under this Agreement or otherwise incurred in connection with a claim that is indemnifiable hereunder (collectively, “Expenses”) in connection with any such Jointly Indemnifiable Claim, pursuant to and in accordance with (as applicable) the terms of (i) the Delaware Act, (ii) this Agreement, (iii) any other agreement between the Company or any Controlled Entity and the Covered Person pursuant to which the Covered Person is indemnified, (iv) the laws of the jurisdiction of incorporation or organization of any Controlled Entity and/or (v) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership, certificate of qualification or other organizational or governing documents of any Controlled Entity ((i) through (v) collectively, the “Indemnification Sources”), irrespective of any right of recovery the Covered Person may have from the Indemnitee-Related Entities. Under no circumstance shall the Company or any Controlled Entity be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery the Covered Person may have from the

Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Covered Person or the obligations of the Company or any Controlled Entity under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to the Covered Person in respect of indemnification or advancement of Expenses with respect to any Jointly Indemnifiable Claim, (i) the Company shall, and to the extent applicable shall cause the Controlled Entities to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (ii) to the extent not previously and fully reimbursed by the Company and/or any Controlled Entity pursuant to clause (i), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Covered Person against the Company and/or any Controlled Entity, as applicable, and (iii) the Covered Person shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. The Company and the Covered Person agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 11.02(e), entitled to enforce this Section 11.02(e) as though each such Indemnitee-Related Entity were a party to this Agreement. The Company shall cause each of the Controlled Entities to perform the terms and obligations of this Section 11.02(e) as though each such Controlled Entity was the “Company” under this Agreement. For purposes of this Section 11.02(e), the following terms shall have the following meanings:

(i) The term “Indemnitee-Related Entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company, any Controlled Entity or the insurer under and pursuant to an insurance policy of the Company or any Controlled Entity) from whom a Covered Person may be entitled to indemnification or advancement of Expenses with respect to which, in whole or in part, the Company or any Controlled Entity may also have an indemnification or advancement obligation.

(ii) The term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any claim, demand, action, suit or proceeding for which the Covered Person shall be entitled to indemnification or advancement of Expenses from both (A) the Company and/or any Controlled Entity pursuant to the Indemnification Sources, on the one hand, and (B) any Indemnitee-Related Entity pursuant to any other agreement between any Indemnitee-Related Entity and the Covered Person pursuant to which the Covered Person is indemnified, the laws of the jurisdiction of incorporation or organization of any Indemnitee- Related Entity and/or the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Indemnitee-Related Entity, on the other hand.

ARTICLE XII

DISSOLUTION AND TERMINATION

Section 12.01. Dissolution.

(a) The Company shall not be dissolved by the admission of Additional Members or Substitute Members pursuant to Section 3.02.

(b) No Member shall (i) resign from the Company prior to the dissolution and winding up of the Company except in connection with a Transfer of Units pursuant to the terms of this Agreement or (ii) take any action to dissolve, terminate or liquidate the Company or to require apportionment, appraisal or partition of the Company or any of its assets, or to file a bill for an accounting, except as specifically provided in this Agreement, and each Member, to the fullest extent permitted by Applicable Law, hereby waives any rights to take any such actions under Applicable Law, including any right to petition a court for judicial dissolution under Section 18-802 of the Delaware Act.

(c) The Company shall be dissolved and its business wound up only upon the earliest to occur of any one (1) of the following events (each a “Dissolution Event”):

(i) the expiration of forty-five (45) days after the sale or other disposition of all or substantially all the assets of the Company;

(ii) upon the approval of the Managing Member;

(iii) upon the entry of a decree of dissolution of the Company under §18-802 of the Delaware Act; or

(iv) at any time there are no members of the Company, unless the Company is continued in accordance with the Delaware Act.

(d) The death, retirement, resignation, expulsion, bankruptcy, insolvency or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member of the Company shall not in and of itself cause dissolution of the Company.

Section 12.02. Winding Up of the Company.

(a) The Managing Member shall promptly notify the other Members of any Dissolution Event. Upon dissolution, the Company’s business shall be liquidated in an orderly manner. The Managing Member shall appoint a liquidating trustee to wind up the affairs of the Company pursuant to this Agreement. In performing its duties, the liquidating trustee is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Company in accordance with the Delaware Act and in any reasonable manner that the liquidating trustee shall determine to be in the best interest of the Members.

(b) The proceeds of the liquidation of the Company shall be distributed in the following order and priority:

(i) first, to the creditors (including any Members or their respective Affiliates that are creditors) of the Company in satisfaction of all of the Company’s liabilities (whether by payment or by making reasonable provision for payment thereof, including the setting up of any reserves which are, in the judgment of the liquidating trustee, reasonably necessary therefor); and

(ii) second, to the Members in the same manner as distributions under Section 5.03 (other than Section 5.03(e)); provided, however, that notwithstanding anything in Section 5.03 or this Section 12.02 to the contrary (other than Section 5.03(f)), distributions pursuant to this Section 12.02 shall be made with respect to an LTIP Unit solely to the extent that the aggregate amount of distributions made by the Company pursuant to this Section 12.02 in respect of each Class X Umbrella Unit that was outstanding on the date of issuance of such LTIP Unit from and after the issuance of any such LTIP Unit exceeds the Hurdle Amount of such LTIP Unit (and for the avoidance of doubt, such LTIP Unit shall only be entitled to participate in the portion of any such distribution that constitutes such excess); provided that, if an LTIP Unit is a Catch-Up Unit, then the Managing Member shall, after the Hurdle Amount of such Catch-Up Unit is satisfied, make adjustments to distributions in respect of the Class X Umbrella Units and the LTIP Units pursuant to this Section 12.02 so that the holder of such Catch-Up Unit is distributed, on a cumulative basis, the amount to which such Class X Member would have been entitled pursuant to this Section 12.02 in respect of such Catch-Up Unit had the Hurdle Amount not been in effect (or such lesser amount as set forth on the Member Schedule or in the applicable Vesting Agreement or other agreement between the holder of such LTIP Unit and the Company and/or Aggregator); provided, further, unless determined otherwise by the Managing Member, distributions pursuant to this Section 12.02(b)(ii) to a Member with respect to an LTIP Unit will be limited so that, with respect to each Fiscal Year (or other accounting period), such Member does not participate in operating income of the Company allocable to Class X Umbrella Units and LTIP Units in excess of such Member’s Percentage Interest with respect to such LTIP Unit of such operating income (i.e., so that the “catch up” entitlement of a Catch-Up Unit is limited to such Member’s allocable share of net appreciation in the assets of the Company). Any amounts that are not distributed to holders of such LTIP Units by virtue of the foregoing provisos shall instead be distributed to the Class X Members in accordance with this Section 12.02 (and Section 5.03(b)).

(c) Distribution of Property. In the event it becomes necessary in connection with the liquidation of the Company to make a distribution of Property in-kind, subject to the priority set forth in Section 12.02, the liquidating trustee shall have the right to compel each Member to accept a distribution of any Property in-kind, with such distribution being based upon the amount of cash that would be distributed to such Members if such Property were sold for an amount of cash equal to the fair market value of such Property, as determined by the liquidating trustee in good faith.

(d) In the event of a dissolution pursuant to Section 12.01(c), the relative economic rights of each class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 12.02(b) in connection with such dissolution, taking into consideration tax and other legal constraints that may adversely affect one or more parties to such dissolution and subject to compliance with Applicable Laws.

Section 12.03. Termination. The Company shall terminate when all of the assets of the Company, after payment of or reasonable provision for the payment of all debts and liabilities of the Company, shall have been distributed to the Members in the manner provided for in this Article XII and the certificate of formation of the Company shall have been cancelled in the manner required by the Delaware Act.

Section 12.04. Survival. Termination, dissolution, liquidation or winding up of the Company for any reason shall not release any party from any liability which at the time of such termination, dissolution, liquidation or winding up already had accrued to any other party or which thereafter may accrue in respect to any act or omission prior to such termination, dissolution, liquidation or winding up.

ARTICLE XIII

MISCELLANEOUS

Section 13.01. Expenses. The Managing Member shall not be compensated for its services as the Managing Member of the Company except as expressly provided in this Agreement. Other than as set forth in the Tax Receivable Agreement, the Company shall (a) pay, or cause to be paid, all costs, fees, operating expenses, administrative expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company) incurred in pursuing and conducting, or otherwise related to, the business of the Company and (b) reimburse the Managing Member for any out-of-pocket costs, fees and expenses incurred by it in connection therewith (as reasonably determined by the Managing Member in good faith). The Members acknowledge and agree that, upon consummation of the IPO, the Managing Member’s Class A Common Stock will be publicly traded and, therefore, the Managing Member will have access to the public capital markets and that such status and the services performed by the Managing Member will inure to the benefit of the Company and all Members; therefore, the Managing Member shall be reimbursed by the Company for any reasonable out-of-pocket expenses incurred on behalf of the Company, including, without limitation, all fees, expenses and costs associated with the IPO and all fees, expenses and costs of being a public company (including, without limitation, public reporting obligations, proxy statements, stockholder meetings, Stock Exchange fees, transfer agent fees, legal fees, SEC and FINRA filing fees and offering expenses) and maintaining its corporate existence. In the event that shares of Class A Common Stock are sold to underwriters in the IPO (or in any Qualifying Offering) at a price per share that is lower than the price per share for which such shares of Class A Common Stock are sold to the public in the IPO (or in such Qualifying Offering), after taking into account underwriters’ discounts or commissions and brokers’ fees or commissions (such difference, the “Discount”) (i) the Managing Member shall be deemed to have contributed to the Company in exchange for newly-issued Class X Umbrella Units the full amount for which such shares of Class A Common Stock were sold to the public and (ii) the Company shall be deemed to have paid the Discount as an expense. To the extent practicable, expenses incurred by the Managing Member on behalf of or for the benefit of the Company shall be billed directly to and paid by the Company and, if and to the extent any reimbursements to the Managing

Member or any of its Affiliates by the Company pursuant to this Section 13.01 constitute gross income to such Person (as opposed to the repayment of advances made by such Person on behalf of the Company), such amounts shall be treated as “guaranteed payments” within the meaning of Section 707(c) of the Code (unless otherwise required by the Code and Treasury Regulations) and shall not be treated as distributions for purposes of computing the Members’ Capital Accounts. Notwithstanding the foregoing, the Company shall not bear any obligations with respect to income tax of the Managing Member or any payments made pursuant to the Tax Receivable Agreement other than in a manner that is expressly contemplated under this Agreement or the Tax Receivable Agreement.

Section 13.02. Further Assurances. Each Member agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Applicable Law or as, in the reasonable judgment of the Managing Member, may be necessary or advisable to carry out the intent and purposes of this Agreement.

Section 13.03. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given to such party at the address, facsimile number or e-mail address specified for such party on the Member Schedule hereto, or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt. All such notices, requests and other communications to any party hereunder shall be given to such party as follows:

If to Pubco or the Company:

Andersen Group Inc.

333 Bush Street, Suite 1700

San Francisco, California 94104

Attn: CEO, Chief Legal Officer, and General Counsel

With copies (which shall not constitute actual notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

One Marina Park Drive, Suite 900

Boston, MA 02210

Attn: Jay K. Hachigian and Richard R. Hesp

Section 13.04. Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly set forth herein, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) Except as provided in Article VIII, no Member may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Managing Member.

Section 13.05. Jurisdiction. This Agreement and its interpretation shall be governed exclusively by the Delaware Act and the other laws of the State of Delaware, without reference to conflict of law principles thereof.

Section 13.06. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 13.07. Entire Agreement. This Agreement and the Other Agreements constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement. Nothing in this Agreement shall create any third- party beneficiary rights in favor of any Person or other party, except to the extent provided herein with respect to Indemnitee- Related Entities, each of whom are intended third-party beneficiaries of those provisions that specifically related to them with the right to enforce such provisions as if they were a party hereto.

Section 13.08. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 13.09. Amendment.

(a) This Agreement can be amended at any time and from time to time by written instrument signed by Members constituting a majority in interest of all Members, which majority must include Aggregator prior to the occurrence of the Triggering Event (as such term is defined in the certificate of incorporation of Pubco), provided that no amendment to this Agreement may adversely modify in any material respect the Units (or the rights, preferences or privileges of the Units) then held by any Members in any materially disproportionate manner to those then held by any other Members without the prior written consent of a majority in interest of such disproportionately affected Member or Members.

(b) For the avoidance of doubt: (i) the Managing Member, acting alone, may amend this Agreement, including the Member Schedule, (x) to reflect the admission of new Members or Transfers of Units, each as provided by and in accordance with, the terms of this Agreement and (y) to effect any subdivisions or combinations of Units made in compliance with Section 4.02(d) and (z) to issue additional Class X Umbrella Units, LTIP Units, or any new class of Units (whether or not pari passu with the Class X Umbrella Units) in accordance with the terms of this Agreement and to provide that the Members being issued such new Units be entitled to the rights provided to Members; and (ii) any merger, consolidation or other business combination that constitutes a Disposition Event (as such term is defined in the certificate of incorporation of Pubco) in which the Non-Pubco Members are required to exchange all of their Class X Umbrella Units pursuant to Section 10.04(b) of this Agreement and receive consideration in such Disposition Event in accordance with the terms of this Agreement and Section 10.04(b) of this Agreement shall not be deemed an amendment hereof; provided, that such amendment is only effective upon consummation of such Disposition Event.

(c) No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

Section 13.10. Confidentiality.

(a) Each Member shall, and shall direct those of its Affiliates and their respective directors, officers, members, stockholders, partners, employees, attorneys, accountants, consultants, trustees and other advisors (the “Member Parties”) who have access to Confidential Information to, keep confidential and not disclose any Confidential Information to any Person other than a Member Party who agrees to keep such Confidential Information confidential in accordance with this Section 13.10, in each case without the express consent, in the case of Confidential Information acquired from the Company, of the Managing Member or, in the case of Confidential Information acquired from another Member, such other Member, unless:

(i) such disclosure shall be required by Applicable Law;

(ii) such disclosure is reasonably required in connection with any tax audit involving the Company or any Member or its Affiliates;

(iii) such disclosure is reasonably required in connection with any litigation against or involving the Company or any Member;

(iv) such disclosure is reasonably required in connection with any proposed Transfer of all or any part of such Member’s Units in the Company; provided that with respect to any such use of any Confidential Information referred to in this clause (iv), advance notice must be given to the Managing Member so that it may require any proposed Transferee that is not a Member to enter into a confidentiality agreement with terms substantially similar to the terms of this Section 13.10 (excluding this clause (iv)) prior to the disclosure of such Confidential Information; or

(v) such disclosure is of financial and other information of the type typically disclosed to limited partners and limited liability company members (and prospective transferees or investors thereof) and is made to the partners or members of, and/or prospective investors in, Affiliates of the Members and such partner, Member or prospective investor is bound by the confidentiality provisions of a customary non-disclosure agreement entered into with the disclosing party that covers the Confidential Information so disclosed.

(b) “Confidential Information” means any information related to the activities of the Company, the Members and their respective Affiliates that a Member may acquire from the Company or the Members, other than information that (i) is already available through publicly available sources of information (other than as a result of disclosure by such Member in violation of this Agreement or another confidentiality agreement with the Company), (ii) was available to a Member on a non-confidential basis prior to its disclosure to such Member by the Company, or (iii) becomes available to a Member on a non-confidential basis from a third party, provided such third party is not known by such Member, after reasonable inquiry, to be bound by this Agreement or another confidentiality agreement with the Company. Such Confidential Information may include information that pertains or relates to the business and affairs of any other Member or any other Company matters. Confidential Information may be used by a Member and its Member Parties only in connection with Company matters and in connection with the maintenance of its interest in the Company.

(c) In the event that any Member or any Member Party of such Member is required to disclose any of the Confidential Information, such Member shall use reasonable efforts to provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement, and such Member shall use reasonable efforts to cooperate with the Company in any effort any such Person undertakes to obtain a protective order or other remedy. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this Section 13.10, such Member and its Member Parties shall furnish only that portion of the Confidential Information that is legally required and shall exercise all reasonable efforts to obtain reasonably reliable assurance that the Confidential Information shall be accorded confidential treatment.

(d) Notwithstanding anything in this Agreement to the contrary, each Member may disclose to any persons the U.S. federal income tax treatment and tax structure of the Company and the transactions set out in the Other Agreements. For this purpose, “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the Company and does not include information relating to the identity of the Company or any Member.

ARTICLE XIV

ARBITRATION

Section 14.01. Arbitration.

(a) Any dispute, controversy, or claim arising out of, relating to, involving, or having any connection with this Agreement, including any question regarding the validity, interpretation, scope, performance, or enforceability of this dispute resolution provision, shall be exclusively and finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”).

(b) The arbitration shall be conducted in San Francisco, California unless, within thirty (30) days after the initial notice of a party of its intention to commence arbitration (the “Arbitration Notice Date”), the parties agree on another location.

(c) The arbitration shall be conducted by three (3) arbitrators. Each party to the dispute, controversy or claim shall appoint an arbitrator, obtain its appointee’s acceptance of such appointment, and deliver written notification of such appointment and acceptance to the other party within forty-five (45) days of the Arbitration Notice Date. The two (2) party-appointed arbitrators shall jointly agree upon and appoint a third (3rd) arbitrator who shall be knowledgeable with regard to the type of issues in dispute and who shall serve as the chairperson of the arbitral panel. The party arbitrators shall obtain the chairperson’s acceptance of such appointment and notify the parties in writing of said appointment and acceptance within thirty (30) days after their appointment and acceptance as party arbitrators. If the two (2) party-appointed arbitrators are unable to agree upon the selection and appointment of the chairperson within that time frame, they shall so notify the parties in writing. Upon such notice, one or both of the parties may request in writing that the chairperson be appointed by AAA in accordance with the AAA Rules. The AAA shall notify the parties in writing of the appointment and acceptance of the chairperson within twenty-one (21) days of receiving such request.

(d) The parties shall be entitled to engage in reasonable discovery, including requests for production of relevant non-privileged documents. Depositions and interrogatories may be ordered by the arbitral panel upon a showing of need.

(e) All decisions, rulings, and awards of the arbitral panel shall be made pursuant to majority vote of the three arbitrators. The award shall be in accordance with the applicable law, shall be in writing, and shall state the reasons upon which it is based. The arbitrators shall have no power to modify or abridge the terms of this Agreement. The arbitrators shall have no power to award, and the parties hereby waive any claim to, damages (including punitive or exemplary damages) in excess of compensatory damages.

(f) Costs incurred in the arbitration proceeding, including attorneys’ fees and expenses, shall be borne in the manner determined by the arbitral panel.

(g) Subject to this Section 14.01(g) and Section 14.01(h), the parties agree to renounce all recourse to litigation with regard to matters covered by this Agreement to the extent not inconsistent with applicable law. The award of the arbitrators shall be final, and judgment on the award may be entered by any court having jurisdiction to do so.

(h) Nothing in this Agreement shall prevent the parties, prior to the formation of the arbitral panel, from applying to a court of competent jurisdiction for provisional or interim measures or injunctive relief as may be necessary to safeguard the property or rights that are the subject matter of the arbitration. Once the arbitral panel is in place, it shall have exclusive jurisdiction to hear applications for such relief, except that any interim measures or injunctive relief ordered by the arbitral panel may be immediately and specifically enforced by a court of competent jurisdiction.

(i) Unless otherwise agreed by the parties or required by law, the parties, the arbitrators, any consultants retained by the arbitrators, and AAA shall maintain the confidentiality of all documents, communications, proceedings, and awards provided, produced, or exchanged pursuant to an arbitration conducted under this Section 14.01.

ARTICLE XV

REPRESENTATIONS OF MEMBERS

Section 15.01. Representations of Members. Each Member (unless otherwise noted) to which a Unit is issued as of the date of this Agreement represents and warrants to the Company as follows:

(a) The Units issued to such Member, if any, are being acquired for investment for such Member’s own account, not as a nominee or agent, and not with a view to or for sale in connection with the distribution thereof.

(b) Such Member has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Member’s investment in the Units; such Member has the ability to bear the economic risks of such investment; such Member has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement; and such Member has had an opportunity to ask questions and to obtain such financial and other information regarding the Company as such Member deems necessary or appropriate in connection with evaluating the merits of the investment in the Units. Such Member acknowledges that the Units have not been and will not be registered under the Securities Act or under any state securities act and may not be transferred except in compliance with the Securities Act and all applicable state laws.

(c) Each Member qualifies as an Accredited Investor within the meaning of Regulation D promulgated under the Securities Act or the acquisition of its interest otherwise qualifies under an applicable exemption from registration under the Securities Act.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Limited Liability Company Agreement to be duly executed as of the day and year first written above.

COMPANY:	AT UMBRELLA LLC

By:
Name:
Title:
Address:

MEMBERS:	ANDERSEN GROUP INC.

By:
Name:
Title:
Address:

ANDERSEN AGGREGATOR LLC

By:
Name:
Title:
Address:

[SIGNATURE PAGE TO AT UMBRELLA LLC LLC AGREEMENT]

SCHEDULE A

Member Schedule

As of the Effective Time

Member	Admission Date	Class X Umbrella Units	LTIP Units

Schedule A-1

ANNEX A

LTIP Units

1. Applicability. The provisions of this Annex A shall apply to holders of LTIP Units.

2. LTIP Units. The LTIP Units are intended to qualify as Profits Interests. The number of LTIP Units that may be issued by the Company shall not be limited.

3. Hurdle Amount. Each LTIP Unit shall be subject to a hurdle amount (the “Hurdle Amount”), which shall be: (a) as of the date hereof with respect to each outstanding LTIP Unit, as set forth on the Member Schedule or (b) with respect to each subsequently issued LTIP Unit that is intended to constitute a Profits Interest for U.S. federal income tax purposes, an amount not less than the amount determined by the Managing Member to be necessary to cause such LTIP Unit to constitute a Profits Interest, as set forth on the Member Schedule. The Hurdle Amount may be adjusted by the Managing Member in good faith to account for any reverse split pursuant to Section 4.02(f) or for any Capital Contributions and distributions made pursuant to Section 5.03(b) or in connection with any other change in the Company’s capital structure to prevent such changed capital structure from changing the economic rights represented by the LTIP Unit in a manner that is disproportionately favorable or unfavorable in relation to the economic rights of other outstanding LTIP Units or Class X Umbrella Units. Each subsequently issued LTIP Unit that is intended to constitute a Profits Interest shall have an initial Capital Account at the time of its issuance equal to zero dollars ($0.00).

4. Vesting. LTIP Units may, in the sole discretion of the Managing Member, be issued subject to vesting, forfeiture and additional restrictions on transfer pursuant to the terms of an award, admission, vesting or other similar agreement (a “Vesting Agreement”). The terms of any Vesting Agreement may be modified by the Managing Member from time to time in its sole discretion, subject to any restrictions on amendment imposed by the relevant Vesting Agreement or by the terms of any equity incentive plan pursuant to which the LTIP Units are issued, if applicable.

5. Forfeiture or Transfer of Unvested LTIP Units. Unless otherwise specified in the relevant Vesting Agreement, upon the occurrence of any event specified in a Vesting Agreement resulting in either the forfeiture of any LTIP Units or the repurchase thereof by the Company at a specified purchase price, then, upon the occurrence of the circumstances resulting in such forfeiture or repurchase by the Company, the relevant LTIP Units shall immediately, and without any further action, be treated as cancelled and no longer outstanding for any purpose. Unless otherwise specified in the relevant Vesting Agreement, no consideration or other payment shall be due with respect to any LTIP Units that have been forfeited; provided that with respect to any distribution declared with a record date prior to the effective date of such forfeiture, such forfeited LTIP Units shall be included in calculating the applicable holder’s Percentage Interest.

6. Legend. Any certificate evidencing an LTIP Unit shall bear an appropriate legend indicating that additional terms, conditions and restrictions on transfer, including provisions set forth in the Vesting Agreement, apply to the LTIP Unit.

Annex A-1